Exhibit 10.1

SCHNITZER NORTH CREEK

LEASE AGREEMENT

S/I NORTH CREEK III, LLC
(Landlord)

and

LUMERA CORPORATION

(Tenant)

Dated: July 11, 2005

TABLE OF CONTENTS

ARTICLE I: DEFINITIONS		4
1.01	Defined terms	4
ARTICLE II: PREMISES AND COMMON AREAS LEASED		6
2.01	Premises	6
2.02	Common Areas	7
ARTICLE III: IMPROVEMENTS		7
3.01	Premises Accepted "AS IS"	7
3.02	Tenant's Right to Make Improvements to Premises	7
ARTICLE IV: TERM		8
4.01	Term	8
4.02	Notice of Commencement Date	8
4.03	Option to Extend	9
ARTICLE V: RENT		10
5.01	Base Rent	10
5.02	Additional Rent	11
5.03	Late Payment	11
5.04	Security Deposit	11
5.05	Credit Enhancement/Letter of Credit	12
ARTICLE VI: ADDITIONAL RENT AND CHARGES		13
6.01	Operating Expenses	13
6.02	Tenant's Personal Property Taxes	17
ARTICLE VII: INSURANCE		17
7.01	Landlord's Insurance	17
7.02	Tenant’s Public Liability	18
7.03	Tenant's Property and Other Insurance	18
7.04	Form of Insurance/Certificates	18
7.05	Tenant's Failure	19
7.06	Waiver of Subrogation	19
7.07	Tenant's Properties and Fixtures	19
7.08	Indemnification	20
7.09	Damage to Tenant's Property	21
ARTICLE VIII: REPAIRS AND MAINTENANCE		22
8.01	Landlord Repairs and Maintenance	22
8.02	Utilities and Services	22
8.03	Tenant Repairs and Maintenance	22
8.04	Non-liability of Landlord	23
8.05	Inspection of Premises	23

ARTICLE IX: FIXTURES, PERSONAL PROPERTY AND ALTERATIONS		23
9.01	Fixtures and Personal Property	23
9.02	Alterations	24
9.03	Liens	25
ARTICLE X: USE AND COMPLIANCE WITH LAWS		26
10.01	General Use and Compliance with Laws	26
10.02	Hazardous Materials	26
10.03	Signs	28
10.04	Exterior HVAC Unit	29
ARTICLE XI: DAMAGE AND DESTRUCTION		29
11.01	Reconstruction	29
11.02	Rent Abatement	29
11.03	Excessive Damage or Destruction	30
11.04	Uninsured Casualty	30
11.05	Waiver	30
11.06	Mortgagee's Right	30
11.07	Damage Near End of Term	31
ARTICLE XII: EMINENT DOMAIN		31
12.01	Eminent Domain	31
ARTICLE XIII: DEFAULT		31
13.01	Events of Default	31
13.02	Remedies	32
13.03	Landlord's Default	34
ARTICLE XIV: FILING OF PETITION		34
14.01	Tenant's Bankruptcy	34
ARTICLE XV: ASSIGNMENT AND SUBLETTING		36
15.01	Prohibition	36
15.02	Excess Rental	36
15.03	Scope	37
15.04	Waiver	37
15.05	Change in Control	37
ARTICLE XVI: ESTOPPEL CERTIFICATE, ATTORNMENT AND SUBORDINATION		37
16.01	Estoppel Certificates	37
16.02	Attornment	38
16.03	Subordination	38
16.04	Recording	38
ARTICLE XVII: MISCELLANEOUS		38
17.01	Notices	38
17.02	Successors Bound	39
17.03	Waiver	39
17.04	Subdivision and Easements	39

17.05	Landlord's Reserved Rights in Common Areas	39
17.06	Accord and Satisfaction	40
17.07	Limitation of Landlord's Liability	40
17.08	Survival	40
17.09	Attorneys' Fees	40
17.10	Captions and Article Numbers	40
17.11	Severability	40
17.12	Applicable Law	41
17.13	Submission of Lease	41
17.14	Holding Over	41
17.15	Rules and Regulations	41
17.16	Parking	41
17.17	No Nuisance	42
17.18	Broker; Agency Disclosure	42
17.19	Landlord's Right to Perform	42
17.20	Assignment by Landlord	42
17.21	Entire Agreement	43
17.22	Financial Covenants	43
17.23	Consents	43
17.24	Conditions	43
17.25	Exhibits	43
17.26	Submission of Lease	43
17.27	Time	44
17.28	Prior Agreement or Amendment	44
17.29	Independently Provided Services	44
17.30	Authority to Bind Landlord	44
17.31	Authority to Bind Tenant	44
17.32	No Usury	44
17.33	Interpretation	45
17.34	Excused Delays	45
17.35	Roof Rights	45

THIS LEASE ("Lease") dated as of the 11th day of July, 2005, is made by and between S/I NORTH CREEK III, LLC, A WASHINGTON LIMITED LIABILITY COMPANY ("Landlord"), and LUMERA CORPORATION, a Delaware corporation ("Tenant”).

ARTICLE I: DEFINITIONS

1.01 Defined terms. The following terms shall have the meanings specified in this Section, unless otherwise specifically provided. Other terms may be defined in other parts of the Lease.

(a)	Landlord:	S/I NORTH CREEK III, LLC

(b)	Landlord's Address:	c/o Schnitzer Northwest
225 - 108th Avenue NE, Suite 400
Bellevue, Washington 98004
Telephone: (425) 452-3700
Facsimile: (425) 454-1505

	With a Copy to:	Jameson Babbitt Stites &
Lombard, P.L.L.C.
999 Third Avenue, Suite 1900
Seattle, Washington 98104
Attn: Jennifer Cobb
Telephone: (206) 292-1994
Facsimile: (206) 292-1995

(c)	Tenant:	LUMERA CORPORATION

(d)	Tenant's Address:	19910 North Creek Parkway
Bothell, Washington 98011

(e)	Tenant's Use:	General office, bio-tech facility and related uses consistent with a Class A office park and subject to compliance with Section 10.01.

(f)	Project:	Technology Campus I, including all buildings and Common Areas thereon and related thereto as legally described in Exhibit “A” and depicted on the Project Site Plan attached as Exhibit “B.”

(g)	Property:	The real property described in Exhibit "A" and depicted on the Project Site Plan attached as Exhibit "B."

(h)	Building:	That certain building designated as Building F on the Project Site Plan attached hereto as Exhibit B.

(i)	Premises:	Approximately 32,172 rentable square feet, consisting of the entire rentable area of the first floor of the Building, as depicted on the Floor Plan attached as Exhibit "C."

(j)	Term:	Commencing upon the Commencement Date (as defined in Section 4.01) and expiring on the date five (5) years (60 months) thereafter.

(k)	Commencement Date	April 7, 2006

(l)	Base Rent:

Months	Annual Rate(psf)	Monthly Rental*

1-3:	00.00	$0.00
4-12:	$15.00	$40,215.00
13-24:	$15.50	$41,555.50
25-36:	$16.00	$42,896.00
37-48:	$16,50	$44,236.50
49-60:	$17.00	$45,577.00

(m)	Prepaid Rent:	$40,215 applicable to Month 1

(n)	Security Deposit:	$45,577

(o)	Tenant's Share of Building:	48%* (32,172 RSF ÷67,333 RSF)*

(p)	Tenant’s Share of Project:	10%* (32,172 RSF ÷ 325,850 RSF)*

(q)	Parking Spaces:	112 uncovered, unreserved surface parking spaces in the Project shall be provided for the non-exclusive use of Tenant, its employees and visitors during the Term and the Extended Term.

(r)	Broker(s):	CB Richard Ellis/Tim O’Keefe, representing Tenant (“Tenant’s Broker”)

(s)	Guarantor(s) and Address(es):	N/A

(t)	Exhibits:	Exhibit A:	Legal Description of Project
		Exhibit B:	Project Site Plan
		Exhibit C:	Floor Plan Identifying Leased Premises
		Exhibit D:	Form of Letter of Credit
		Exhibit E	Multi-Tenant Lobby Plan
		Exhibit F:	Lease Confirmation
		Exhibit G:	Estoppel Certificate
		Exhibit H:	Rules and Regulations
		Exhibit I:	Form of SNDA

* Subject to adjustment upon measurement pursuant to Section 2.01(b).

ARTICLE II: PREMISES AND COMMON AREAS LEASED

2.01 Premises.

(a) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the provisions of this Lease, certain premises described in Subsection 1.01(i) above ("Premises") located within the building described in Subsection 1.01(h) (the “Building") owned by Landlord, and which is a portion of the "Project" identified in Subsection 1.01(f). The Site Plan for the Project attached hereto as Exhibit B is attached for location reference purposes only and shall not constitute a representation or warranty by Landlord to be the final plan of the Project, or to require Landlord to build any improvements, or to otherwise comply with the site plan or require Landlord to lease space to a particular tenant or type of tenant.

(b) Upon completion of the Tenant Improvements, the Rentable Area of the Premises shall be remeasured in accordance with BOMA publication ANSI Z65.1-1996 for a multi-tenant building without deduction of area associated with Tenant’s special purpose HVAC shaft requirements. Further, second floor area lost to specialty mechanical shafts serving the Premises will be added back into the Rentable Area of the Premises. Upon completion of such remeasurement, the Base Rent shall be adjusted to reflect the recalculated area of the Premises. Tenant acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent, property manager or broker of Landlord has made any representation or warranty with respect to the Premises, the Building, the Common Areas or the Project or their suitability for the conduct of Tenant's business and, that except only for any improvements that Landlord has expressly agreed herein to construct and install, the Premises are leased in the “AS IS” condition existing at the time of execution of this Lease.

2.02 Common Areas. In addition to the Premises, Tenant shall have the non-exclusive right to use in common with other tenants and/or occupants of the Property and Project, the following areas appurtenant to the Building: parking areas and facilities, roadways, sidewalks, walkways, parkways, plazas, levees, driveways and landscaped areas and similar areas and facilities situated within the exterior areas of the Property and Project and not otherwise designated for the exclusive or restricted use by Landlord and/or individual tenants of other buildings located within the Project (collectively, "Common Areas"). Tenant acknowledges that, except as required by applicable law, Landlord shall have no obligation to construct or complete any additional buildings within the Project or improvements to the Common Areas. Tenant's right to utilize the Common Areas shall at all times be subject to Landlord's reserved rights therein as described in Section 17.05 hereof, the Rules and Regulations referred to in Section 17.15 hereof and all encumbrances, easements, ground leases, and covenants, conditions and restrictions ("CC&Rs") now or hereafter affecting or encumbering the Project.

ARTICLE III: PREMISES/IMPROVEMENTS

3.01 Premises Accepted “AS IS”. Tenant agrees and acknowledges that it is currently in occupancy of a portion of the Premises and has inspected the Premises and agrees to lease and possess the same in their existing AS-IS, WHERE-IS condition and improvement, subject to its rights to make certain improvements and alterations pursuant to 3.02 below. Notwithstanding the above, Tenant acknowledges that Landlord will be required to alter and modify the first floor of the Building to contemplate a multi-tenant building lobby, which shall be completed in substantial accordance with the plan attached as Exhibit E. Tenant shall allow Landlord access to the Premises in order for Landlord to complete such alterations and waives any claims against Landlord for disruption of Tenant’s use of the Premises in connection therewith.

3.02  Tenant’s Right to Make Improvements to Premises. Tenant may construct improvements to the Premises (“Tenant Improvements”) pursuant to the following procedures and conditions:

(a) Construction of the Tenant Improvements shall commence no later than the date twelve (12) mont date twelve (12) months after the Commencement Date and shall be completed no later than December 31, 2007 (subject to Excused Delays as defined in Section 17.34 below).

(b) Tenant’s architect shall prepare preliminary and final working drawings and specifications for the Tenant Improvements and submit the same to Landlord for approval or comment, and such approval and/or consent will not be unreasonably denied, delayed or conditioned. Such plans, when approved by Landlord, are referred to herein as the “Tenant Improvement Plans”.

(c) Tenant shall use Pennon Construction, as its general contractor and SME Electric, Holaday Parks and Patriot Fire Protection as the design/build subcontractors, to complete the Tenant Improvements pursuant to the Tenant Improvement Plans. Prior to commencing construction of the Tenant Improvements, Tenant shall obtain all required permits and governmental improvements required for construction of the Tenant Improvements.

(d) Upon approval of the Tenant Improvement Plans, the execution by Tenant and its contractor of a construction contract (which contract shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld), Tenant shall cause its contractor to diligently pursue construction of the Tenant Improvements pursuant to the Tenant Improvement Plans; provided, however, construction of such improvements will not commence until after the Commencement Date and shall be completed no later than December 31, 2007. Upon completion of the Tenant Improvements, Tenant shall provide Landlord with “as-built” plans for the Tenant Improvements. Except as otherwise required by this Section 3.02, Tenant shall comply with the provisions of Sections 9.02 and 9.03 in completion of the Tenant Improvements.

(e) Tenant shall pay all costs associated with the improvements to the Premises pursuant to the Tenant Improvement Plans, subject to reimbursement by Landlord of the allowance referred to below. Landlord will provide an allowance (the "Tenant Improvement Allowance") of $12.00 per rentable square foot of the Premises toward the cost of the Tenant Improvements as reflected in the construction contract and changes thereto. Any costs for the Tenant Improvements in excess of the Tenant Improvement Allowance, as reflected in the construction contract, shall be paid and expended by Tenant prior to Landlord’s payment of the Tenant Improvement Allowance (“Tenant Contribution”) and Tenant shall provide Landlord with evidence of such funds prior to commencement of construction. After Tenant has expended the full Tenant Contribution and provided Landlord with evidence of the same, then upon Tenant's written request, Landlord shall fund installments of the Tenant Improvements Allowance, for amounts expended by Tenant in construction of the Tenant Improvements, not more frequently than monthly within thirty (30) days of receipt by Landlord of invoices or receipts for Tenant Improvement work completed together with lien releases for such work to date.

ARTICLE IV: TERM

4.01 Term. The Term shall commence on the Commencement Date set forth in Section 1.01(k) (the “Commencement Date”). If for any reason Landlord is unable to deliver possession of the Premises to Tenant by the Commencement Date in Section 1.01(k), Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, but in that event Rent shall be abated until Landlord delivers possession of the Premises to Tenant. The Term shall expire upon the date set forth in Section 1.01(j), unless sooner terminated as hereinafter provided.

4.02 Lease Confirmation. After the Commencement Date, Landlord may deliver to Tenant a written confirmation in the form attached hereto as Exhibit F ("Lease Confirmation") of the Commencement Date and Tenant shall promptly execute and return the same to Landlord. The Lease Confirmation shall be binding upon Tenant unless Tenant objects to the notice in writing delivered to Landlord within five (5) days of Tenant's receipt of said Lease Confirmation.

4.03 Option to Extend. Subject to the terms and conditions set forth below, Landlord hereby grants Tenant the right to extend the term of the Lease for one additional period of five (5) years (such extended period is hereinafter referred to as the "Extended Term") on the same terms and conditions contained in the Lease, except that (i) Base Rent for the Extended Term shall be as set forth hereinbelow, and (ii) no additional options to extend shall apply following the expiration of the Extended Term. Written notice of Tenant's exercise of its option to extend ("Option to Extend") the Term of this Lease for the Extended Term must be given to Landlord no less than nine (9) months prior to the date the Term of the Lease would otherwise expire. If an Event of Default is then occurring under this Lease, Tenant shall have no right to extend the Term of this Lease until such default is cured; provided, that the period of time within which said Option to Extend may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise said Option to Extend because of a material default. In addition, Tenant’s right to exercise the Option to Extend shall be conditioned upon Landlord’s review and approval of Tenant’s credit at the time of exercise of said Option and, if required by Landlord, Tenant’s posting and maintaining of a Letter of Credit or other security satisfactory to Landlord during the Extended Term; provided, however, in the event Tenant satisfies the financial criteria set forth in the last paragraph of Section 5.05 at the time of exercise of Tenant’s Option to Extend, the Letter of Credit required to be posted for the Extended Term shall not exceed $700,000. Subject to the above conditions, in the event Tenant validly exercises its Option to Extend the Term of this Lease as herein provided, Base Rent shall be adjusted as of the commencement date of the Extended Term as follows:

(a) Within thirty (30) days after exercise of its Option to Extend by Tenant, Landlord shall provide Tenant with Landlord's determination of the fair market Base Rent for the Extended Term, including periodic increases as dictated by the current market ("Landlord's Determination of Base Rent for Extended Term"). Tenant shall provide notice to Landlord within ten (10) days after receipt of such notice from Landlord as to whether Tenant accepts Landlord's Determination of Base Rent for Extended Term. In the event Tenant does not agree to Landlord's Determination of Base Rent for Extended Term, Landlord and Tenant shall attempt to agree upon Base Rent for the Premises for the Extended Term, such rent to be the fair market rental value of the Premises for the Extended Term, as defined in Subsection (c) below. If the parties are unable to agree upon the Base Rent for the Extended Term by the date six (6) months prior to the commencement of the Extended Term, then within ten (10) days thereafter each party, at its own cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years full-time commercial real estate appraisal experience in the area in which the Premises are located to appraise and set Base Rent for the Extended Term. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set Base Rent for the Extended Term. If each party shall have so appointed an appraiser, the two appraisers shall meet promptly and attempt to set the Base Rent for the Extended Term. If the two appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications herein stated within ten (10) days after the last day the two appraisers are given to set Base Rent. If the two appraisers are unable to agree on the third appraiser within such ten (10) day period, either of the parties to this Lease, by giving five (5) days notice to the other party, may apply to the then presiding judge of the Superior Court of King County for the selection of a third appraiser meeting the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

(b) Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set Base Rent for the Extended Term. If a majority of the appraisers are unable to set Base Rent within the stipulated period of time, the three appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Base Rent for the Premises during the Extended Term. If, however, the low appraisal and/or the high appraisal is/are more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be Base Rent for the Premises during the Extended Term.

(c) For purposes of the appraisal, the term "Fair Market Base Rent" shall mean the price that a ready and willing tenant would pay, as of the Extended Term commencement date, as a base rent to a ready and willing landlord of office/bio-tech premises of comparable to the Premises, in terms of size and quality in their then-improved state with new paint and carpet, for a comparable term, if such premises were exposed for lease for a reasonable period of time in the Bothell/Kirkland/Bellevue market; including any rent increases over the Extended Term as dictated by the current market. In no event shall there be deducted from such fair market rental the value of any concessions, including without limitation, tenant improvements, commissions, free rent and/or “down-time”. Notwithstanding anything above to the contrary, Base Rent for any applicable Extended Term shall not be less than the Base Rent in effect during the month immediately preceding the commencement of such Extended Term.

ARTICLE V: RENT

5.01 Base Rent. The Base Rent ("Base Rent") shall be as set forth in Section 1.01(l). The Base Rent shall be paid in advance on the first day of each and every month during the Term to Landlord at the address set forth in Section 1.01(b) hereof or at such other place as Landlord may direct in writing, without any prior notice or demand therefor and without any abatement, deduction, offset or setoff whatsoever. If the Term commences on any day other than the first day of a calendar month and/or ends on any day other than the last day of a calendar month, Base Rent for the fraction(s) of a month at the commencement and/or upon the expiration of the Term shall be prorated based upon the actual number of days in such fractional month(s). On or before November 1, 2005, Tenant shall deposit with Landlord the Prepaid Rent identified in Section 1.01(m), which sum shall be applied by Landlord as indicated in said Section 1.01(m).

5.02 Additional Rent. In addition to Base Rent, Tenant shall pay to Landlord all sums of money or other charges required to be paid by the Tenant under this Lease (other than Base Rent and the Prepaid Rent), including but not limited to Tenant’s Share of Operating Expenses (as defined in Article VI hereof) (all such sums being herein deemed "Additional Rent"), and whether or not the same are designated "Additional Rent" the same shall be payable in lawful money of the United States of America without deduction, set-off or abatement whatsoever. Any Additional Rent provided for in this Lease shall become due with the next monthly installment of Base Rent unless otherwise provided. The term "Rent", as used in this Lease, shall refer collectively to "Base Rent" and "Additional Rent."

5.03 Late Payment. If any payment of Rent is not received by Landlord within five (5) business days after the same is due, Tenant shall pay to Landlord a late payment charge equal to five percent (5%) of the amount of such delinquent payment of Rent in addition to the installment of Rent then owing, regardless of whether or not a notice of default has been given by Landlord. In addition, Tenant shall pay interest on such late payment and late charge from the due date of the late payment at a nominal annual interest rate equal to the higher of: (a) twelve percent (12%) or (b) the prevailing prime (reference) rate as published by Bank of America (or any successor bank) at its Seattle main branch office, or any successor rate of interest, plus three (3) percentage points, but in no event higher than the maximum rate permitted by applicable law (hereafter the "Default Rate"), until such amounts are paid. Landlord and Tenant recognize that the damages which Landlord will suffer as a result of Tenant's failure to timely pay Rent are difficult or impracticable to ascertain, and agree that said interest and late charge are a reasonable approximation of the damages which Landlord will suffer in the event of Tenant's late payment. This provision shall not relieve Tenant from payment of Rent at the time and in the manner herein specified. Acceptance by Landlord of any such interest and late charge shall not constitute a waiver of Tenant's default with respect to said overdue amount, nor shall it prevent Landlord from exercising any other rights or remedies available to Landlord.

5.04 Security Deposit. Tenant will, on or before November 1, 2005, deposit with Landlord the sum specified in Section 1.01(n) of this Lease. This sum shall belong to Landlord and shall constitute partial consideration for the execution of this Lease. Landlord shall pay Tenant the remaining balance thereof, without any liability for interest thereon, within thirty (30) days after the expiration or prior termination of the Lease Term, or any extension thereof, if and only if Tenant has fully performed all of its financial obligations under the terms of this Lease. Landlord shall be entitled to withdraw from the deposit the amount of any unpaid Base Rent, Additional Rent or other charges not paid to Landlord when due, and Tenant shall immediately re-deposit an amount equal to that so withdrawn within five (5) business days of demand.

5.05 Credit Enhancement/Letter of Credit. Not later than January 5, 2006, Tenant shall deliver to Landlord a site draft irrevocable letter of credit issued by a bank acceptable to Landlord in its sole discretion, in the amount of $700,000.00 and in the form attached hereto as Exhibit D (the "LC"), as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. The LC shall be (i) unconditional and irrevocable, (ii) permit partial draws by Landlord at any time upon written notice by Landlord that an Event of Default has occurred pursuant to Section 13.01 of this Lease, and (iii) have a term of at least one year, which shall be renewable each year throughout the Lease Term, and the Extended Term if the Option to Extend is exercised. Not later than November 1, 2005, Tenant shall deliver to Landlord a letter from a bank reasonably acceptable to Landlord confirming that such bank is prepared to issue the LC as and when required above.

If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, the repair of damage to the Premises caused by Tenant and/or cleaning the Premises upon termination of this Lease, Landlord may draw on all or any part of the LC for the payment of any Rent or any other sum in default and any and all other amounts to which Landlord may be entitled under this Lease, including without limitation Landlord’s remedies pursuant to Section 13.02. Upon any draw upon the LC by Landlord, Tenant shall, upon demand by Landlord, restore the LC to its original amount.

Tenant shall cause the LC to be renewed for each year of the Lease Term. If Tenant shall fail to provide such LC by January 5, 2006, or fails to replace it with an approved LC not less than thirty (30) days prior to the expiration date of any such LC, then the Tenant shall be considered to be in default under the terms of this Lease and Landlord shall have the right to exercise any of its available remedies pursuant to Section 13.02 of this Lease and shall, in addition, have the right to draw against the full amount of the LC and thereafter hold the same as security for Tenant’s obligations under this Lease for the entire Lease Term, which funds shall be refunded by Landlord to the LC issuer or Tenant, as appropriate, if and only if Tenant posts a new LC from a financial institution acceptable to Landlord and meeting the terms of this Section 5.05 prior to the expiration date of the expiring LC, and Tenant is not otherwise in default under the Lease. Landlord shall be entitled to withdraw from such sums the amount of any unpaid Base Rent, Additional Rent or other charges not paid to Landlord when due. Landlord shall pay Tenant the remaining balance thereof, if any, without any liability for interest thereon, within thirty (30) days after the expiration or prior termination of the Lease Term, if and only if Tenant has fully performed all of its obligations under the terms of this Lease.

Notwithstanding the above, in the event that as of the commencement of the 25th month of the Lease Term, Tenant’s most recent 10Q financial statement shows that Tenant has (a) a tangible net worth equal to or greater than $20,000,000; (b) a current ratio (current assets divided by current liabilities) of 2.0 or greater, and (c) a debt-to-equity ratio equal to or less than 1.0, then the Letter of Credit amount may be reduced to $600,000. If the criteria set forth in (a)-(c) above has not been met, the Letter of Credit shall be renewed in the amount of $700,000.

In the event that as of the commencement of the 49th month of the Lease Term, Tenant’s most recent 10Q financial statement shows that Tenant has (a) a tangible net worth equal to or greater than $20,000,000; (b) a current ratio of 2.0 or greater, and (b) a debt-to-equity ration equal to or less than 1.0, then the Letter of Credit amount may be reduced to $500,000. If the criteria set forth in (a)-(c) above has not been met, the Letter of Credit shall be renewed or replaced with a Letter of Credit in the amount of $700,000.

ARTICLE VI: ADDITIONAL RENT AND CHARGES

6.01 Operating Expenses. In addition to Base Rent and other sums payable by Tenant under this Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant's Share of the Operating Expenses (as such term is defined below).

(a)  Estimated Expenses; Annual Reconciliation.

(i) Upon the Commencement of the Lease Term, and thereafter prior to the commencement of each calendar year occurring wholly or partially within the Term or as soon thereafter as practical, Landlord shall estimate the annual Operating Expenses payable by Tenant pursuant to this provision, and Tenant shall pay to Landlord on the first day of each month in advance, one-twelfth (1/12th) of Tenant's Share of such estimated amount. In the event that during any calendar year of the Term, Landlord determines that the actual Operating Expenses for such year will exceed the estimated Operating Expenses, Landlord may revise such estimate by written notice to Tenant, and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due following the receipt of the revised estimate, an amount equal to the difference between the initial monthly estimate and the revised monthly estimate multiplied by the number of months expired during such calendar year and shall also pay an amount equal to the revised monthly estimate for the month of such payment. Subsequent installments shall be payable concurrently with the regular monthly Base Rent due for the balance of the calendar year and shall continue until the next calendar year's estimate is rendered or Landlord next revises its estimate of Operating Expenses, whichever occurs sooner.

(ii) Within one hundred twenty (120) days following the end of each year or a reasonable time thereafter, Landlord shall provide Tenant with a written statement of the actual total Operating Expenses for such year and there shall be an adjustment made to account for any difference between Tenant's Share of the actual and the estimated Operating Expenses for the previous year. If Tenant has overpaid the amount of Operating Expenses owing pursuant to this provision, Landlord shall, provided Tenant is not in default hereunder, credit such overpayment to Tenant's account. If Tenant has underpaid the amount of Operating Expenses owing pursuant to this provision, Tenant shall pay the total amount of such deficiency to Landlord as Additional Rent with the next payment of Base Rent due under this Lease following delivery of written notice of said deficiency from Landlord to Tenant. Notwithstanding anything in this section 6.01 to the contrary, commencing with the second calendar year of the Lease Term, Tenant’s Share of Controllable Operating Expenses, (defined as the cost of landscaping, parking lot sweeping and snow removal, maintenance and other controllable expenses associated with the physical upkeep of the Common Areas) shall not increase by more than 6% per calendar year on a cumulative basis.

(iii) In the event the average occupancy level of the Building or Project, as the case may be, for any calendar year was or is not one hundred percent (100%) of full occupancy, then the estimated Operating Expenses and actual Operating Expenses for such year shall be proportionately adjusted by Landlord to reflect those costs which have occurred had the Building and/or Project, as the case may be, been one hundred percent (100%) occupied during such year.

(iv) Landlord shall keep its books of account and records concerning Operating Expenses in compliance with generally accepted accounting principles and retain the same for one (1) years after the calendar year for which they were prepared; provided, however in the event Tenant has given written notice to Landlord of a specified dispute or objection regarding Operating Expenses charged by Landlord hereunder, Landlord will retain such books of account and records for the applicable period until final resolution of the dispute or objection. Unless Tenant objects in writing regarding specific discrepancies in the Operating Expense calculations for any calendar year within ninety (90) days after receipt of Landlord's final calculations for such calendar year, Tenant shall be deemed to have approved the same and to have waived the right to object to such calculations.

(b) Defined terms.

(i) Operating Expenses Inclusions. For purposes of this Lease, "Operating Expenses" means an amount equivalent to the total of all expenses and costs incurred in connection with the ownership, operation, management, maintenance, repair and replacement of the Project, the Property, the Building, the Premises and the Common Areas, including, but in no way limited to, the following:

A. The costs of operating, maintaining and repairing the Project, the Property, the Building, the Premises and the Common Areas, including but not limited to: janitorial services, gardening and landscaping; painting; lighting; sanitary control; personal property taxes; public liability insurance and property damage insurance; utilities for Common Areas; licenses and fees for Common Area facilities; sweeping; removal of snow and ice, trash, rubbish, garbage and other refuse; repairing, restriping and resurfacing of parking area; and maintenance of and property taxes on personal property, machinery and equipment used in Common Area maintenance.

B. All Real Property Taxes (as defined below) assessed against the Project, the Building and/or the Common Areas, as applicable, including land, building(s) (including the Building) and improvements thereon or thereto.

C. All premiums for liability, terrorism, fire, extended coverage and other insurance the Landlord reasonably deems necessary and keeps in force on or with respect to the Project, the Property, the Building of which the Premises are a part and/or the Common Areas, as the case may be, and commercially reasonable deductibles payable in connection therewith.

D. The cost of operating, maintaining and repairing any electrical, mechanical, automatic fire sprinkler and other utilities systems serving the Premises which serve the Premises in common with the entire Building.

E. The cost of maintenance and repairof the structural and non-structural portions of the roof, roof membrane, exterior walls, foundation, and other exterior portions of the Project and Building, and reasonable reserves for the same.

F. Reasonable property management charges not to exceeed current market rates, together with the costs incurred in the operation of a management office relating to the Project, including, but not limited to the cost of rent and utilities with respect thereto.

G. Costs of replacements and improvements which are necessary to adequately maintain or protect the Project, the Building and/or the Common Areas, as the case may be, and/or which are required by law or governmental regulation enacted after the date of this Lease, which are of a capital nature (as determined by GAAP accounting) to the extent amortization over the useful life thereof with interest at 11% per annum is applicable to the periods during the Lease Term, and reasonable reserves for the same.

H. Any other costs levied, assessed or imposed by or at the direction of, or resulting from statutes or regulations or interpretations thereof promulgated by any federal or governmental authority in connection with the use or occupancy of the Project.

I. Assessments made on or with respect to the Project made pursuant to any CC&Rs , Public Utility District conditions, Local Improvement District conditions and/or owner’s associations affecting the Project, or any portion thereof.

J. Reasonable reserves for replacement of improvements located in, on or under the Project, Property or Common Areas.

K. Compensation (including wages and employer paid benefits and taxes ) of employees and contractors engaged in the operation and maintenance of the Project, Property and/or Building.

(ii) Operating Expense Exclusions. Notwithstanding the foregoing, Operating Expenses to be reimbursed by Tenant shall not include:

A. Expenses which are separately metered or calculated for the Premises or other leased area of the Project or the Building, as the case may be, which expenses shall be billed separately to Tenant or such other tenant(s), as applicable.

B. Costs incurred in connection with the initial construction or design of the Building or to correct defects in the original construction or design of the Building.

C. Depreciation.

D. Costs, fines or penalties incurred due to violation by Landlord of any applicable law.

E. Expenses incurred by Landlord in respect of individual tenants and/or the improvement or renovation of tenants' leasehold improvements, including leasing commissions, attorneys' fees arising from lease disputes and other specific costs incurred for the account of, separately billed to and paid by specific tenants.

F. Repairs or replacements to the extent that the cost of the same is recoverable by the Landlord pursuant to original construction warranties.

G. Interest on debt or capital retirement of debt, and costs of capital improvements except as expressly provided above.

H. Legal fees and disbursements relating to legal matters other than such fees and costs directly relating to Operating Expense issues in connection with the Project, the Building, the Premises and/or the Common Areas.

I. Costs incurred due to the gross negligence of Landlord or breach by Landlord of its obligations under any lease.

Additional Rent payable by Tenant which would not otherwise be due until after the date of the expiration or earlier termination of the Lease shall, if the exact amount is uncertain at the time this Lease expires or terminates, be paid by Tenant to Landlord upon such expiration or termination in an amount to be determined by Landlord, with an adjustment to be made once the exact amount is known.

(iii) Tenant's Share. For purposes of this Lease, "Tenant's Share" means the percentage, as set forth in Section 1.01(o) or Section 1.01(p), as appropriate, and obtained by dividing the Rentable Area of the Premises by the aggregate Rentable Area of all premises available for lease, whether leased or not, in the Building or the Project, as applicable with respect to any specific Operating Expense, subject to adjustment in the event of changes in Rentable Area of the Project, Building and/or Premises. Notwithstanding the above, Landlord shall have the right, but not the obligation, to equitably adjust Tenant's Share of any specific Operating Expense so as to render such expense payable proportionately by those tenants benefited by the same or otherwise in order to appropriately allocate such Operating Expense to cover the area covered by such Operating Expense.

(iv) Real Property Taxes. For purposes of this Lease, "Real Property Taxes" shall consist of all real estate taxes and all other taxes relating to the Building, the Common Areas and/or the Project, as applicable, all other taxes which may be levied in lieu of real estate taxes, all assessments, local improvement districts, assessment bonds, levies, fees and other governmental charges, including, but not limited to, charges for traffic facilities and improvements, water service studies, and improvements or amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or any other purpose, which are assessed, levied, confirmed, imposed or become a lien upon the Building or any portion of the Project, the Property and/or the Common Areas, or become payable during the Term (or which become payable after the expiration or earlier termination hereof and are attributable in whole or in part to any period during the Term hereof), together with all costs and expenses incurred by Landlord in successfully contesting, resisting or appealing any such taxes, rates, duties, levies or assessments. "Real Property Taxes" shall exclude any franchise, estate, inheritance or succession transfer tax of Landlord, or any federal or state income, profits or revenue tax or charge upon the net income of Landlord from all sources; provided, however, that if at any time during the Term there is levied or assessed against Landlord a federal, state or local tax or excise tax on rent, or any other tax however described on account of rent or gross receipts or any portion thereof, Tenant shall pay one hundred percent (100%) of the Tenant's Share of any said tax or excise applicable to Tenant's Rent as Additional Rent.

6.02 Tenant's Personal Property Taxes. Tenant shall pay or cause to be paid, prior to delinquency, any and all taxes and assessments levied upon all trade fixtures, inventories and other real or personal property placed or installed in and upon the Premises by Tenant. If any such taxes on Tenant's personal property or trade fixtures are levied against Landlord or Landlord's property or if the assessed value of the Building is increased by the inclusion therein of a value placed upon such real or personal property or trade fixtures of Tenant, and if Landlord pays the taxes based upon such increased assessment, Tenant shall, upon demand, repay to Landlord the taxes so levied or the portion of such taxes resulting from such increase in the assessment.

ARTICLE VII: INSURANCE

7.01 Landlord's Insurance. During the Term, Landlord shall procure and maintain in full force and effect with respect to the Building (i) a policy or policies of property insurance (including, to the extent required, sprinkler leakage, vandalism and malicious mischief coverage, and any other endorsements required by the holder of any fee or leasehold mortgage and earthquake, flood and terrorism insurance to the extent Landlord reasonably deems prudent and/or to the extent required by any mortgagee); and (ii) a policy of commercial liability insurance, in the form and content acceptable to Landlord, insuring Landlord’s activities with respect to the Premises, the Common Areas and the Project for loss, damage or liability for personal injury or death of any person or loss or damage to property occurring in, upon or about the Premises, Common Areas or Project in an amount of not less than Three Million Dollars ($3,000,000) combined single limit. If the annual premiums charged Landlord for such casualty and/or liability insurance exceed the standard premium rates because the nature of Tenant's operations results in increased exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increased amount. Landlord shall have the right, at its option, to keep and maintain in full force and effect during the Term such other insurance in such amounts and on such terms as Landlord and/or any mortgagees or the beneficiary of any trust deed against the Building, or all or a portion of the Project, may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent Landlord would protect itself, including but not limited to rental abatement, rental interruption, earthquake, flood and terrorism insurance.

7.02 Tenant’s Public Liability. Tenant shall, at its own cost and expense, keep and maintain in full force during the Term and any other period of occupancy of the Premises by Tenant, a policy or policies of commercial liability insurance, written by a reputable insurance company authorized to do business in the State of Washington in form and content acceptable to Landlord insuring Tenant's activities with respect to the Premises, the Common Areas and the Project for loss, damage or liability for personal injury or death of any person or loss or damage to property occurring in, upon or about the Premises in an amount of not less than Three Million Dollars ($3,000,000) combined single limit or such larger amounts as may hereafter be reasonably requested by Landlord. The policy shall insure the hazards of the Premises and Tenant's operations therein, shall include independent contractor and contractual liability coverage (covering the indemnity contained in Section 7.08 hereof) and shall (a) name Landlord. Landlord’s managing agent and the Landlord’s mortgagee under a mortgage or beneficiary under a deed of trust either having a first lien against the Building or Project (the “Lender”) as an additional insured; (b) contain a cross-liability provision and; (c) contain a provision that the insurance provided hereunder shall be primary and non-contributing with any other insurance available to Landlord.

7.03 Tenant's Property and Other Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force during the Term and any other period of occupancy of the Premises, a policy or policies of standard form property insurance insuring against the perils of fire, extended coverage, vandalism, malicious mischief, special extended coverage and sprinkler leakage. This insurance policy shall be upon all property owned by Tenant, for which Tenant is legally liable or that was installed at Tenant's expense, and which is located in the Premises, including without limitation, furniture, fittings, installations, cabling, fixtures (other than the improvements installed by Landlord), and any other personal property, in the amount of not less than one hundred percent (100%) of the full replacement costs thereof. This insurance policy shall also insure direct or indirect loss of Tenant's earning attributable to Tenant's inability to use fully or obtain access to the Premises.

7.04 Form of Insurance/Certificates. All policies shall be written in a form satisfactory to Landlord and shall be taken out with insurance companies licensed in the state in which the Building is located and holding a General Policy Holder's Rating of "A-" and a financial rating of "X" or better, as set forth in the most current issues of Best's Insurance Guide. Tenant shall furnish to Landlord, prior to Tenant's entry into the Premises and thereafter within ten (10) days prior to the expiration of each such policy, a certificate of insurance (or renewal thereof) issued by the insurance carrier of each policy of insurance carried by Tenant pursuant hereto and, upon request by Landlord, a copy of each such policy of insurance. Said certificates shall expressly provide that such policies shall not be cancelable or subject to reduction of coverage below the minimum amounts required by this Lease or required by any lender having an interest in the Building or otherwise be subject to modification except after thirty (30) days prior written notice to the parties named as insured in this Section 7.04.

7.05 Tenant's Failure. If Tenant fails to maintain any insurance required in the Lease, Tenant shall be liable for any loss or cost resulting from said failure, and Landlord shall have the right to obtain such insurance on Tenant's behalf and at Tenant's sole expense. This Section 7.05 shall not be deemed to be a waiver of any of Landlord's rights and remedies under any other Section of this Lease. If Landlord obtains any insurance which is the responsibility of Tenant to obtain under this Article VII, Landlord shall deliver to Tenant a written statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed and Tenant shall promptly remit said amount as Additional Rent to Landlord.

7.06 Waiver of Subrogation. Any all risk policy or policies of fire, extended coverage or similar casualty insurance which either party obtains in connection with the Building, the Premises or Tenant's personal property therein shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Landlord and Tenant waive any rights of recovery against the other for liability, injury or loss due to hazards covered by insurance containing such a waiver of subrogation clause or endorsement to the extent of the liability, injury or loss covered thereby.

7.07 Tenant's Properties and Fixtures. Tenant assumes the risk of damage to any furniture, equipment, machinery, goods, supplies or fixtures which are or remain the property of Tenant or as to which Tenant retains the right of removal from the Premises, except to the extent due to the negligent act or omission, or willful misconduct of Landlord. Tenant shall not do or keep anything in or about the Premises (except those things Tenant presently does and keeps in connection with the uses set forth in Section 10.01) which will in any way tend to increase insurance rates paid by Landlord and maintained with respect to the Premises and/or the Project unless Tenant pays directly to Landlord the increase cost of the premiums. In no event shall Tenant carry on any activities which would invalidate any insurance coverage maintained by Landlord. If Tenant's occupancy or business in, or on, the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance carried by Landlord with respect to the Building and/or the Project, Tenant shall pay any such increase in premiums as Additional Rent within ten (10) days after being billed therefore by Landlord. In determining whether increased premiums are a result of Tenant's use of the Building, a schedule issued by the organization computing the insurance rate on the Building and/or the Project showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance underwriters and/or any governmental authority having jurisdiction thereover, necessary for the maintenance of reasonable fire and extended insurance for the Building and/or the Project.

7.08 Indemnification.

(a) (i) Except and to the extent as may arise out of the negligence or willful misconduct of Landlord and/or its agents, employees or contractors, Tenant, as a material part of the consideration to be rendered to Landlord, hereby indemnifies and agrees to defend and hold Landlord, Landlord’s managing agent and Lender, the Premises and the Project harmless for, from and against (i) any and all liability, penalties, losses, damages, costs and expenses, demands, causes of action, claims, judgments or appeals arising from any injury to any person or persons or any damage to any property to the extent as a result of Tenant's or Tenants' officers, employees, agents, assignees, subtenants, concessionaires, licensees, contractors or invitees' use, maintenance, occupation, operation or control of the Premises during the Term, or resulting from any breach or default in the performance of any obligation to be performed by Tenant hereunder or for which Tenant is responsible under the terms of the Lease or pursuant to any governmental or insurance requirement, or to the extent arising from any act, neglect, fault or omission of Tenant or any of Tenant's officers, employees, agents, servants, subtenants, concessionaires, licensees, contractors or invitees, and (ii) from and against all reasonable legal costs and charges, including reasonable attorneys' and other reasonable professional fees, incurred in and about any of such matters and the defense of any action arising out of the same or in discharging the Project, the Property and/or Premises or any part thereof from any and all liens, charges or judgments which may accrue or be placed thereon by reason of any act or omission of the Tenant,

(ii) Landlord, as a material part of the consideration to be rendered to Tenant, hereby indemnifies and agrees to defend and hold Tenant and the Premises harmless from and against (i) any and all liability, penalties, losses, damages, costs and expenses, demands, causes of action, claims, judgments or appeals arising from any injury to any person or persons or any damage to any property to the extent as a result of Landlord's or Landlord's' officers, employees, agents, maintenance, occupation, operation or control of the Building, Common Areas or Project during the Term, or contractors, negligence or willful misconduct, or arising from any act, neglect, fault or omission of Landlord or any of Landlord's officers, employees, agents, servants, subtenants, concessionaires, licensees, contractors or invitees, and (ii) from and against all reasonable legal costs and charges, including reasonable attorneys' and other reasonable professional fees, incurred in and about any of such matters and the defense of any action arising out of the same or in discharging Tenant and/or Premises or any part thereof from any and all liens, charges or judgments which may accrue or be placed thereon by reason of any act or omission of the Landlord, except and to the extent as may arise out of the negligence or willful misconduct of Tenant and/or its officers, agents, employees, assignees, subtenants, concessionaires, licensees, contractors, or invitees.

(b) In the event of the concurrent negligence of Tenant, its sublessees, assignees, invitees, agents, employees, contractors, or licensees on the one hand and the negligence of Landlord, its agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property of any nature and howsoever caused, and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Common Areas or Premises such that RCW 4.24.115 is applicable, then (i) Tenant's obligation to indemnify Landlord as set forth in this Section 7.08 shall be limited to the extent of Tenant's negligence and that of Tenant's officers, sublessees, assignees, invitees, agents, employees, contractors or licensees, including Tenant's proportional share of costs, reasonable attorneys' fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage; and (ii) Landlord’s obligation to indemnify Tenant as set forth in this Section 7.08 shall be limited to the extent of Landlord's negligence and that of Landlord’s officers, agents, employees, contractors or licensees, including Tenant's proportional share of costs, reasonable attorneys' fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage.

(c) LANDLORD AND TENANT HEREBY WAIVE AND AGREE THAT IT WILL NOT ASSERT ITS INDUSTRIAL INSURANCE IMMUNITY UNDER TITLE 51 RCW IF SUCH ASSERTION WOULD BE INCONSISTENT WITH THE RIGHT OF THE OTHER PARTY TO INDEMNIFICATION PURSUANT TO THIS ARTICLE 7. THE PARTIES AGREE THAT THIS PROVISION WAS MUTUALLY NEGOTIATED AND RELATES ONLY TO A WAIVER OF IMMUNITY WITH RESPECT TO THE OTHER PARTY AND NO THIRD PARTY, INCLUDING BUT NOT LIMITED TO, ANY INJURED EMPLOYEE OF EITHER PARTY, SHALL BE A THIRD PARTY BENEFICIARY OF THIS PROVISION.

(d) In no event shall Landlord, its agents, employees and/or contractors be liable for any personal injury or death or property damage caused by other lessees or persons unrelated to Landlord in or about the Premises, the Project and/or the Building, as the case may be, or caused by public or quasi-public work, or for consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant.

7.09 Damage to Tenant's Property. Notwithstanding the provisions of Section 7.08 to the contrary, except to the extent due to the negligence or willful misconduct of Landlord, Landlord, its agents, employees and/or contractors shall not be liable for (i) any damage to property entrusted to employees or security officers of the Project, Building or the Property, (ii) loss or damage to any property by theft or otherwise, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling substances or materials, steam, gas, electricity, water or rain which may leak from any part of the Building, the Common Areas, Project or the Property or from the pipes, appliances or plumbing work therein or from the roof, street, or subsurface or from any other place or resulting from dampness or any other cause, except to the extent Landlord receives consideration for such damage or injury from a third party. Neither Landlord nor its agents, employees or contractors shall be liable for interference with light. Tenant shall give prompt notice to Landlord and appropriate emergency response officials if Tenant is or becomes aware of fire or accidents in the Building, the Common Areas or any other portion of the Project or of defects therein in the fixtures or equipment.

ARTICLE VIII: REPAIRS AND MAINTENANCE

8.01 Landlord Repairs and Maintenance. Subject to Landlord's right to reimbursement from Tenant pursuant to Sections 6.01 and 8.03, to the extent applicable, Landlord shall at its expense maintain in good condition and repair the structural portions of the Building including without limitation the foundation, roof and membrane and shall maintain in good condition the exterior of the Building, utilities to their point of connection to the Premises and the Common Areas of the Project. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need for such repairs or maintenance is given to Landlord by Tenant. There shall be no abatement of Rent and, except for the gross negligence or willful misconduct of Landlord or its employees, no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvement in or to any portion of the Premises or in or to fixtures, appurtenances and equipment therein; provided, that Landlord, its employees, agents and contractors use reasonable efforts not to unreasonably interfere with Tenant's business in exercise of Landlord's rights or obligations hereunder. Except as may otherwise be expressly set forth herein, Tenant affirms that (a) neither Landlord nor any agent, employee or officer of Landlord has made any representation regarding the condition of the Premises, the Building, the Common Areas or the Project, and (b) Landlord shall not be obligated to undertake any repair, alteration, remodel, improvement, painting or decorating.

8.02 Utilities and Services. Subject to reimbursement pursuant to Sections 6.01 and 8.03 hereof, to the extent applicable, Landlord shall furnish or cause to be furnished to the Premises lines for water, electricity, sewage and telephone. Tenant shall pay before delinquency, at its sole cost and expense, all charges for water, heat, electricity, power, telephone service, sewer service charges and other utilities or services charged or attributable to the Premises; provided, however, that if any such services or utilities shall be billed to Landlord and are not separately billed to the Premises, Tenant shall pay to Landlord as Additional Rent, an amount equal to that proportion of the total charges therefor which the Rentable Area of the Premises bears to the rentable area of leased area covered by such charges. Notwithstanding the above, in the event Tenant uses any such services during non-standard building hours, Tenant shall pay the actual cost of such after-hours services used by Tenant.

8.03 Tenant Repairs and Maintenance. Except as otherwise set forth in Sections 8.01 and 8.02 above, Tenant shall, at Tenant's sole cost and expense, keep, maintain and, to the extent reasonably required, replace the entire Premises, including but not by way of limitation, all interior walls, doors, ceiling, fixtures, furnishings, drapes, specialty lamps, light bulbs, starters and ballasts, subfloors, carpets and floor coverings, and heating, ventilation, air-conditioning and other utility and mechanical systems within the Premises to the extent serving the Premises exclusively, in good repair and in a clean and safe condition; provided that, upon five (5) days written notice to Tenant, Landlord shall have the right to perform such work on behalf of Tenant in which event Tenant shall reimburse Landlord for the cost thereof promptly upon demand therefor. In addition, if any repair or maintenance is necessary or prudent under Sections 8.01 or 8.02 as a result of an act or omission of Tenant or its agents, employees or contractors, Tenant shall reimburse Landlord for the entire cost of any such repair or maintenance immediately upon written demand therefor. Upon expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in the same condition as when leased, reasonable wear and tear, permanent improvements existing in the Premises as of the Commencement Date or thereafter approved by Landlord (except to the extent Landlord gives notice to Tenant at the time of approval of any such future improvements (including without limitation the improvements constructed by Tenant pursuant to Section 3.02 above) that Tenant will be required to remove and restore the same upon expiration or termination of this Lease), and damage by fire or other casualty not required to be repaired by Tenant pursuant to this Lease excepted.

8.04 Non-liability of Landlord. Notwithstanding anything to the contrary contained in Sections 8.01 or 8.02 above or elsewhere in this Lease, Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent herein reserved be abated or rebated by reason of (a) the interruption or curtailment of the use of the Premises as a result of the installation of any equipment in connection with the Building or Project; or (b) any failure to furnish or delay in furnishing any services required to be provided by Landlord, unless and to the extent such failure or delay is caused by accident or any condition created by Landlord's active gross negligence; or (c) the limitation, curtailment, rationing or restriction of the use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or Project.

8.05 Inspection of Premises. Landlord may enter the Premises to complete construction undertaken by Landlord on the Premises, to inspect, clean, improve or repair the same, to inspect the performance by Tenant of the terms and conditions hereof, show the Premises to prospective purchasers, tenants and lenders and for all other purposes as Landlord shall reasonably deem necessary or appropriate; provided, that Landlord shall use reasonable efforts not to interfere with Tenant's business in exercise of Landlord's rights hereunder and shall comply with any reasonable security procedures developed by Tenant and conveyed in writing to Landlord; and provided, further that Landlord shall give Tenant not less than 24-hours notice of its right to enter the Premises (except in the event of an emergency). Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises and any other loss in, upon or about the Premises, arising from exercise by Landlord of its rights hereunder except as otherwise provided in Article XI hereof.

ARTICLE IX: FIXTURES, PERSONAL PROPERTY AND ALTERATIONS

9.01 Fixtures and Personal Property. Tenant, at Tenant's expense, may install any necessary trade fixtures, equipment and furniture in the Premises, provided that such items are installed and are removable without damage to the structure of the Premises, including, but not limited to, damage to drywall, doors, door frames and floors. Landlord reserves the right to approve or disapprove of any interior improvements which are visible from outside the Premises or which violate the CC&R's on wholly aesthetic grounds. Such improvements must be submitted for Landlord's written approval prior to installation, or Landlord may remove or replace such items at Tenant's sole expense. Said trade fixtures, equipment, furniture, cabling and personal property shall remain Tenant's property and shall be maintained in good condition while on the Premises and removed by Tenant upon the expiration or earlier termination of the Lease except as otherwise agreed by Landlord and Tenant. As a covenant which shall survive the expiration or earlier termination of the Lease, Tenant shall repair, at Tenant's sole expense, or, if Tenant fails to complete such repairs prior to such expiration or termination date, then, at Landlord’s election, reimburse Landlord for the cost to repair all damage caused by the installation or removal of said trade fixtures, equipment, cabling, furniture, personal property or temporary improvements; provided that, except as otherwise expressly provided by this Lease, Tenant shall not be required to remove or restore any permanent improvements which have been approved by Landlord (except to the extent Landlord gives notice to Tenant at the time of approval that removal of any such improvements will be required to be removed upon termination or expiration of the Lease). If Tenant fails to remove the foregoing items prior to or upon the expiration or earlier termination of this Lease, Landlord, at its option and without liability to Tenant for loss thereof, may keep and use them or remove any or all of them and cause them to be stored or sold in accordance with applicable law, and Tenant shall, upon demand of Landlord, pay to Landlord as Additional Rent hereunder all costs and expenses incurred by Landlord in so storing and/or selling said items. In the event any such fixtures, equipment, and/or furniture of Tenant are sold by Landlord, the proceeds of such sale shall be applied, first, to all expenses of Landlord incurred in connection with storage and sale; second, to any amounts owed by Tenant to Landlord under this Lease or otherwise, and, third, the remainder, if any, shall be paid to Tenant.

9.02 Alterations. Tenant shall not make or allow to be made any material alterations, additions or improvements to the Premises (defined as alterations, additions or improvements costing in excess of $10,000 individually or $25,000 in the aggregate with respect to separate items relating to the same improvement or alteration, or alterations, additions or improvements which affect the structure or exterior of the Building or any building, mechanical, electrical or life safety system), either at the inception of the Lease or subsequently during the Term, without obtaining the prior written consent of Landlord, that consent may be withheld in Landlord’s sole discretion with respect to any alteration, addition or improvement that affects the structure or exterior of the Building or any building, mechanical, electrical or life safety systems. Tenant shall deliver to Landlord the contractor's name, references and state license number, a certificate of liability insurance naming Landlord and Landlord’s manager and lender(s) as an additional insured, as well as full and complete plans and specifications of all such alterations, additions or improvements, and any subsequent modifications or additions to such plans and specifications, and no proposed work shall be commenced or continued by Tenant until Landlord has received and given its written approval of each of the foregoing. Landlord shall either approve or disapprove any proposed alteration, addition or improvement on or before twenty (20) days following receipt of all of the foregoing items. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are accurate, safe or sufficient or that the same comply with any applicable laws, ordinances, building codes, or the like. Further, Tenant shall indemnify, protect, defend and hold Landlord and Landlord’s agents, employees and contractors and the Building harmless for, from and against any loss, damage, liability, claims, cost or expense, including attorneys' fees and costs, incurred as a result of any defects in design, materials or workmanship resulting from Tenant's alterations, additions or improvements to the Premises. All alterations, telephone or telecommunications lines, cables, conduits and equipment and all other additions or improvements to the Premises made by Tenant shall remain the property of Tenant until termination of the Lease, at which time they shall, unless otherwise elected by Landlord by written notice to Tenant, be and become the property of Landlord. Landlord may, as a condition to approval of any such alterations, additions or improvements, require Tenant to remove any partitions, counters, railings, telephone and telecommunications lines, cables, conduits and equipment and/or other improvements installed by Tenant during the Term, and Tenant shall repair all damage resulting from such removal or, in the event Tenant fails to do so, at Landlord's option, shall pay to Landlord all costs arising from such removal. All repairs, alterations, additions and restorations by Tenant hereinafter required or permitted shall be done in a good and workmanlike manner and in compliance with the plans and specifications approved by Landlord and in compliance with all applicable laws and ordinances, building codes, bylaws, regulations and orders of any federal, state, county, municipal or other public authority and of the insurers of the Premises and as-built plans and specifications shall be provided to Landlord by Tenant upon completion of the work. If required by Landlord, Tenant shall secure at Tenant's own cost and expense a completion and lien indemnity bond or other adequate security, including without limitation an indemnity agreement from Tenant's parent in form and substance reasonably satisfactory to Landlord. Tenant shall reimburse Landlord for Landlord's reasonable charges (including any professional fees incurred by Landlord and a reasonable administrative fee as established by Landlord from time to time) for reviewing and approving or disapproving plans and specifications for any proposed alterations.

9.03 Liens. Tenant shall promptly file and/or record, as applicable, all notices of completion provided for by law, and shall pay and discharge all claims for work or labor done, supplies furnished or services rendered at the request of Tenant or at the request of Landlord on behalf of Tenant, and shall keep the Premises, the Property and the Project free and clear of all mechanics' and materialmen's liens in connection therewith. Landlord shall have the right, and shall be given ten (10) business days written notice by Tenant prior to commencement of the work, to post or keep posted on the Premises, or in the immediate vicinity thereof, any notices of non-responsibility for any construction, alteration, or repair of the Premises by Tenant. If any such lien is filed, Tenant shall cause same to be discharged of record within ten (10) days following written notice thereof, or if Tenant disputes the correctness or validity of any claim of lien, Landlord may, in its reasonable discretion, permit Tenant to post or provide security in a form and amount acceptable to Landlord to insure that title to the Project remains free from the lien claimed. If said lien is not timely discharged Landlord may, but shall not be required to, take such action or pay such amount as may be necessary to remove such lien and Tenant shall pay to Landlord as Additional Rent any such amounts expended by Landlord, together with interest thereon at the Default Rate (as defined in Section 5.03 hereof), within five (5) days after notice is received from Landlord of the amount expended by Landlord.

ARTICLE X: USE AND COMPLIANCE WITH LAWS

10.01 General Use and Compliance with Laws. Tenant shall only use the Premises for offices related to Tenant's business described in Section 1.01(e) above, and uses customarily incidental thereto and which are consistent with a Class A office project, and for no other use without the prior written the consent of Landlord. Tenant shall, at Tenant's sole cost and expense, comply with applicable requirements of municipal, county, state, federal and other applicable governmental authorities now or hereafter in force pertaining to Tenant's business operations, alterations and/or specific use of the Premises and/or the Project, and shall secure any necessary permits therefore and shall faithfully observe in the use of the Premises and the Project, applicable municipal, county, state, federal and other applicable governmental entities' requirements which are now or which may hereafter be in force. Tenant, in Tenant's use and occupancy of the Premises, shall not subject or permit the Premises and/or the Project to be used in any manner which would tend to damage any portion thereof, or which would increase the cost of any insurance paid by Landlord with respect thereto, including without limitation exceeding maximum legal or customary occupancy and density ratios. Tenant shall not do or permit anything to be done in or about the Premises, the Common Areas and/or the Project which will in any way obstruct or interfere with the rights of other tenants or occupants of the Common Areas and/or the Project or use or allow the Premises or any portion of the Project to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit a nuisance in, on or about the Premises, the Common Areas and/or the Project. Tenant shall comply with all covenants and obligations in the CC&R's which affect the use and operation of the Premises, the Common Areas and/or the Project.

10.02 Hazardous Materials.

(a) Defined terms.

(i) “Hazardous Materials” means, among other things, any of the following, in any amount: (a) any petroleum or petroleum derived or derivative product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls and medical wastes; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,”“hazardous wastes,”“hazardous materials,”“extremely hazardous wastes,”“restricted hazardous wastes,”“toxic substances,”“toxic pollutants,”“solid waste,” or words of similar import in any federal, state or local statute, law, ordinance or regulation or court decisions now existing or hereafter existing as the same may be interpreted by government offices and agencies.

(ii) “Hazardous Materials Laws” means any federal, state or local statutes, laws, ordinances or regulations or court decisions now existing or hereafter existing that control, classify, regulate, list or define Hazardous Materials or require remediation of Hazardous Materials contamination.

(b) Compliance with Hazardous Materials Laws. Tenant will not cause any Hazardous Material to be brought upon, kept, generated or used on the Project in a manner or for a purpose prohibited by or that could result in liability under any Hazardous Materials Law; provided, however, in no event shall Tenant allow any Hazardous Material to be brought upon, kept, generated or used on the Project other than those Hazardous Materials which are disclosed in the Summary Table (Maximum Quantity on Hand) Dated June 6, 2000 and the Hazardous Materials Inventory Statement Dated June 6, 2000 or otherwise used by Tenant in the ordinary course of its business and of which Tenant has given Landlord prior written notice and received Landlord’s approval, all of which shall be used, kept, maintained and disposed of in compliance with all applicable laws and regulations (other than small quantities of cleaning or other/industrial supplies as are customarily used by a tenant in the ordinary course in a general office facility). Tenant, at its sole cost and expense, will comply with (and obtain all permits required under) all Hazardous Materials Laws, groundwater wellhead protection laws, storm water management laws, fire protection provisions, and prudent industry practice relating to the presence, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Project that Tenant brings upon, keeps, generates or uses on the Project (including, without limitation, but subject to this Section 10.2, immediate remediation of any Hazardous Materials in, on, under or about the Project that Tenant brings upon, keeps, generates or uses on the Project in compliance with Hazardous Materials Laws) and in no event shall Tenant allow any liens or encumbrances pertaining to Tenant’s use of Hazardous Materials to attach to any portion of the Project. On or before the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, will completely remove from the Project (regardless whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws, all Hazardous Materials Tenant causes to be present in, on, under or about the Project. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in on, under or about the Project, nor enter into (or commence negotiations with respect to) any settlement agreement, consent decree or other compromise with respect to any claims relating to or in any way connected with Hazardous Materials in, on, under or about the Project, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Project. Landlord shall have the right from time to time to inspect the Premises to determine if Tenant is in compliance with this Section 10.2.

(c) Notice of Actions. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Project that result from or in any way relate to Tenant’s use of the Project immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any claim made or threatened by any person relating to damage, contribution, liability, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made by any person, including Tenant, to any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Tenant will also deliver to Landlord, as promptly as possible and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Project or Tenant’s use of the Project. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed from the Premises. All such documentation will list Tenant or its agent as a responsible party and the generator of such Hazardous Materials and will not attribute responsibility for any such Hazardous Materials to Landlord or Landlord’s property manager, except to the extent Landlord or Landlord’s property manager or any of their respective employees, agents or contractors were responsible for such Hazardous Materials on the Premises.

(d) Disclosure and Warning Obligations. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Premises or Project are Tenant’s sole responsibility, regardless whether the Hazardous Materials Laws permit or require Landlord to report or warn.

(e) Indemnification. Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord and Landlord’s agents, employees and contractors for, from and against any and all claims, liabilities, damages, losses, costs and expenses whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Project (including water tables and atmosphere) that Tenant brings upon, keeps, generates or uses on the Premises or the Project. Tenant’s obligations under this Section include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, clean-up, detoxification or decontamination of the Project; (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in value of the Project, and (d) consultants’ fees, experts’ fees and response costs. The Tenant’s obligations under this Section survive the expiration or earlier termination of this Lease.

(f) Hazardous Materials Representation by Landlord. Landlord represents to Tenant that, to its actual knowledge, Landlord has not caused the generation, storage or release of Hazardous Materials upon the Premises, except in accordance with Hazardous Materials Laws and prudent industry practices regarding construction of the Premises.

(g) Environmental Site Assessments. Upon request by Landlord during the Term of this Lease, prior to the exercise of any renewal Term and/or prior to vacating the Premises, Tenant will obtain and submit to Landlord an environmental site assessment from an environmental consulting company reasonably acceptable to Landlord.

10.03 Signs. The Tenant shall not paint, display, inscribe, place or affix any sign, picture, advertisement, notice, lettering, or direction on any part of the outside of the Building or the Project or visible from the outside of the Premises, the Building or the Project, except as first approved by Landlord or as may be set forth in the Tenant Improvement Plans. Landlord shall provide initial building standard identification of Tenant on the Building directory, elevator lobby and suite location. Tenant shall have a non-exclusive right to install a non-illuminated sign on the Building exterior in the same location as the existing “Microvision” sign and to place its identification on the Building monument sign. All signage shall be in compliance with North Creek Signage & Design Guidelines and shall be subject to approval by Landlord, the North Creek Owner’s Association and the City of Bothell.

10.04 Exterior HVAC Unit. Tenant shall have the right to install pad-mounted exterior HVAC equipment subject to the provisions of this Section 10.04. The equipment shall be located on the east side of Building. Review and approval shall be at the reasonable discretion of Landlord and Landlord may require that the mechanical equipment be screened and sound attenuated, consistent with other installations in the Project, that the landscaping be installed around the equipment to soften its mass and such other conditions as reasonably required by Landlord. Additionally, to the extent the mechanical improvements cause a reduction in the project’s parking count, the Tenant’s parking stall count shall be reduced by one stall for every stall displaced by the mechanical improvements. All costs associated with the mechanical equipment installation and maintenance shall be at the sole cost of Tenant. Tenant shall be liable for and shall indemnify Landlord with respect to, any contamination resulting from the location, installation, use, operation or maintenance of the proposed mechanical equipment. Tenant shall retain ownership to the additional pad mounted exterior HVAC equipment and shall have the right to remove the equipment at any time during the lease Term. Tenant shall provide Landlord written notice no later than twelve (12) months prior to expiration of the initial Term if tenant intends to so remove the equipment. If Tenant does not so elect to remove the equipment, then, at Landlord’s option, (a) the equipment shall become the property of the Landlord upon expiration of the Term, or (b) by written election to Tenant no later than six (6) months prior to lease expiration, Landlord may require Tenant to remove the mechanical equipment and restore the affected landscape and parking areas upon expiration of the lease Term. Tenant shall have the right to install a nitrogen tank, in a location approved by Landlord and Tenant, which will be maintained by Air Products, Byrne Specialty Gases or other professional in the industry approved by Landlord. Tenant shall obtain all required local, state and/or federal permits and installation of nitrogen tank shall be maintained in compliance with all applicable local, state and/or federal regulations.

ARTICLE XI: DAMAGE AND DESTRUCTION

11.01 Reconstruction. If the Building is damaged or destroyed during the Term, Landlord shall, except as hereinafter provided, diligently repair or rebuild it to substantially the condition in which it existed immediately prior to such damage or destruction. If Landlord is obligated or elects to repair or restore as herein provided, Landlord shall be obligated to make repair or restoration of only those portions of the Premises which were initially provided at Landlord's expense or as part of the original installation by Landlord for Tenant and the repair and/or restoration of other items within the Premises shall be the obligation of the Tenant.

11.02 Rent Abatement. Rent due and payable hereunder shall be abated proportionately during any period in which, by reason of any such damage or destruction, there is substantial interference with the operation of Tenant's business in the Premises. Such abatement shall continue for the period commencing with such damage or destruction and ending with a substantial completion by Landlord of the work of repair or reconstruction which Landlord is obligated or undertakes to do. If it be determined that continuation of business is not practical pending reconstruction, and if Landlord does not elect to or is unable to provide alternative temporary space for continuation of such business, then Rent due and payable hereunder shall abate, until reconstruction is substantially completed or until business is totally or partially resumed, whichever is the earlier. Tenant shall not be entitled to any claim, compensation or damages for loss in the use in the whole or any part of the Premises (including loss of business) and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

11.03 Excessive Damage or Destruction. If the Building or the Premises is damaged or destroyed to the extent that it cannot within Landlord’s reasonable discretion, with reasonable diligence, be fully repaired or restored by Landlord within the earlier of (i) one hundred twenty (120) days after the date of the damage or destruction, or (ii) the expiration of the Term hereof, Landlord may terminate this Lease by written notice to Tenant within thirty (30) days of the date of the damage or destruction. If Landlord does not terminate the Lease, this Lease shall remain in full force and effect and Landlord shall diligently repair and restore the damage as soon as reasonably possible.

11.04 Uninsured Casualty. Notwithstanding anything contained herein to the contrary, in the event of damage to or destruction of all or any portion of the Building, which damage or destruction is not fully covered by the insurance proceeds received by Landlord under the insurance policies required under Article 7.01 hereinabove, Landlord may terminate this Lease by written notice to Tenant given within sixty (60) days after the date of notice to Landlord that said damage or destruction is not so covered. If Landlord does not elect to terminate this Lease, the Lease shall remain in full force and effect and the Building shall be repaired and rebuilt in accordance with the provisions for repair set forth in Section 11.01 hereinabove.

11.05 Waiver. With respect to any damage or destruction which Landlord is obligated to repair or may elect to repair under the terms of this Article XI, and to the extent permitted by law, Tenant hereby waives any rights to terminate this Lease pursuant to rights otherwise accorded by law to tenants, except as expressly otherwise provided herein.

11.06 Mortgagee's Right. Notwithstanding anything herein to the contrary, if the holder of any indebtedness secured by a mortgage or deed of trust covering the Property, the Building and/or the Project requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made. Upon any termination of this Lease under the provisions hereof, the parties shall be released without further obligation to the other from date possession of the Premises is surrendered to Landlord, except for items which are theretofore accrued and are then unpaid.

11.07 Damage Near End of Term. Notwithstanding anything to the contrary contained in this Article XI, in the event the Premises or the Building are subject to excessive damage (as defined in Section 11.03) during the last twelve (12) months of the Term or any applicable extension periods, Landlord may elect to terminate this Lease by written notice to Tenant within thirty (30) days after the date of such damage.

ARTICLE XII: EMINENT DOMAIN

12.01 Eminent Domain. In the event the whole of the Premises, Building, Project and/or Common Areas, as the case may be, and/or such part thereof as shall substantially interfere with Tenant's use and occupation thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or is sold in lieu of or to prevent such taking, then Tenant shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. In the event the whole of the Premises, Building, Project and/or Common Areas, as the case may be, or such part thereof as shall substantially interfere with Landlord’s use and occupation thereof, or if any access points to adjoining streets, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or is sold in lieu of or to prevent such taking, then Landlord shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. Except as provided below, Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant in the Premises. Nothing contained in this Article 12 shall be deemed to give Landlord any interest in any separate award made to Tenant for the taking of personal property and fixtures belonging to Tenant or for Tenant's moving expenses. In the event the amount of property or the type of estate taken shall not materially interfere with the conduct of Tenant's business, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, Landlord shall promptly proceed to restore the Building to substantially their same condition prior to such partial taking less the portion thereof lost in such condemnation, and the Base Rent shall be proportionately reduced by the time during which, and the portion of the Premises which, Tenant shall have been deprived of possession on account of said taking and restoration.

ARTICLE XIII: DEFAULT

13.01 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" on the part of the Tenant with or without notice from Landlord:

(a) Tenant shall fail to pay on or before the due date any installment of Rent or other payment required pursuant to this Lease with three (3) days after receipt of written notice from Landlord (which notice shall be deemed to run simultaneously with any notice required under applicable eviction or unlawful detainer statutes);

(b) Tenant shall abandon the Premises, whether or not Tenant is in default of the Rent payments due under this Lease;

(c) Tenant shall fail to comply with any Term, provision, or covenant of this Lease, other than the payment of Rent or other sums of money due hereunder, and such failure is not cured within twenty (20) days after written notice thereof to Tenant (said notice being in lieu of, and not in addition to, any notice required as a prerequisite to a forcible entry and detainer or similar action for possession of the Premises); provided that if the nature of such cure is such that a longer cure period is necessary, Tenant shall only be in default if Tenant shall have failed to commence such cure within said twenty (20) day period and thereafter to have diligently prosecuted such cure to completion;

(d) Tenant shall file a petition or be adjudged a debtor or bankrupt or insolvent under the United States Bankruptcy Code, as amended, or any similar law or statute of the United States or any State; or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant and such appointment or petition, if involuntary, is not dismissed within sixty (60) days of filing; or

(e)	Tenant shall make an assignment for the benefit of creditors.

13.02 Remedies.

(a) Upon the occurrence of any Event of Default set forth in this Lease, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant: (i) any unpaid rent which as been earned at the time of such termination plus interest at the rates contemplated by this Lease; plus (ii) the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided plus interest at the rates contemplated by this Lease; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (iv) the unamortized balance of the value of any free Rent, tenant improvement costs, commissions and any other monetary concessions provided to Tenant pursuant to this Lease, as amortized over the initial Term of this Lease; plus (v) any other amount necessary to compensate Landlord for all the damage proximately caused by Tenant's failure to perform Tenant's obligation under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, costs to restore the Premises to good condition, costs to remodel, renovate or otherwise prepare the Premises, or portions thereof, for a new tenant, leasing commissions, marketing expenses, reasonable attorneys’ fees, and free rent, moving allowances and other types of leasing concessions (“Costs of Reletting”). As used in Subsections 13.02(a) (iii) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Notwithstanding the above, if Landlord relets the Premises for a term (the "Relet Term") that extends past the expiration date of this Lease, the Costs of Reletting which may be included in Landlord’s damages under this Lease shall be limited to a prorated portion of the Costs of Reletting, based on the percentage that the length of the Term remaining on the date Landlord terminates this Lease or Tenant's right to possession bears to the length of the Relet Term.

(b) In the event of any such default by Tenant, Landlord shall also have the right with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of the Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 13.02(b) shall be construed as an acceptance of a surrender of the Premises or an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

(c) In the event of the vacation or abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter as provided above or shall take possession of the Premises pursuant to legal proceedings or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided above, Landlord may from time to time, without terminating this Lease, either recover all Rent as it becomes due or relet the Premises or any part thereof for the Term of this Lease on terms and conditions as Landlord at its sole discretion may deem advisable with the right to make alterations and repairs to the Premises.

(d) In the event that Landlord shall elect to so relet, the rents received by Landlord from such reletting shall be applied: first to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second to the payment of any costs of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of Rent due and unpaid hereunder; and the residual, if any, shall be held by Landlord and applied to payment of future Rent as the same shall become due and payable hereunder. Should that portion of such rents received from such reletting during the month which is applied to the payment of Rent be less than the Rent payable during that month by Tenant hereunder, then Tenant shall pay any such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as is certain, any of the costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rents received from such reletting.

(e) All rights, options and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The consent or approval of Landlord to or of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar acts by Tenant.

(f) In the event that in any twelve (12) month period during the Term of this Lease, Tenant commits more than two (2) acts or omissions of default for which default notices are given by Landlord pursuant to this Article XIII (whether or not such defaults are cured by Tenant), Landlord may, at its option by written notice to Tenant within three (3) months of such second act of default, elect to terminate this Lease. Landlord’s election to exercise its early termination rights shall be effective only upon written notice delivered to Tenant specifying Landlord’s election to cause an early termination of this Lease. Such early termination shall be in effect when such written notice is provided to Tenant. Landlord’s right of early termination shall be in addition to all other rights and remedies available to Landlord at law or in equity.

13.03 Landlord's Default. Landlord shall not be in default unless Landlord fails to perform its obliga-tions under this Lease within thirty (30) days after written notice by Tenant, or if such failure is not reasonably capable of being cured within such thirty (30) day period, Landlord shall not be in default unless Landlord has failed to commence the cure and diligently pursue the cure to completion. In no event shall Tenant have the remedy to terminate this Lease except upon final adjudication of competent jurisdiction authorizing such default. In no event shall Landlord be liable to Tenant or any person claiming through or under Tenant for consequential, exemplary or punitive damages.

ARTICLE XIV: FILING OF PETITION

14.01 Tenant's Bankruptcy.

Landlord and Tenant (as either debtor or debtor-in-possession) agree that if a petition ("Petition") is filed by or against tenant under any chapter of Title 11 of the United States Code (the "Bankruptcy Code"), to the fullest extent permitted by law, the following provisions shall apply:

(a) Adequate protection for Tenant's obligations accruing after filing of the Petition and before this Lease is rejected or assumed shall be provided within 15 days after filing in the form of a security deposit equal to three months' Base Rent and Additional Rent and other Lease charges, to be held by the court or an escrow agent approved by Landlord and the court.

(b) The sum of all amounts payable by Tenant to Landlord under this Lease constitutes reasonable compensation for the occupancy of the Premises by Tenant.

(c) Tenant or Trustee shall give Landlord at least 30 days written notice of any abandonment of the Premises or any proceeding relating to administrative claims. If Tenant abandons without notice, Tenant or Trustee shall stipulate to entry of an order for relief from stay to permit Landlord to reenter and relet the Premises.

(d) If Tenant failed to timely and fully perform any of its obligations under this Lease before the filing of the Petition, whether or not Landlord has given Tenant written notice of that failure and whether or not any time period for cure expired before the filing of the Petition, Tenant shall be deemed to have been in default on the date the Petition was filed for all purposes under the Bankruptcy Code.

(e) For the purposes of Section 365(b)(1) of the Bankruptcy Code, prompt cure of defaults shall mean cure within 30 days after assumption.

(f) For the purposes of Section 365(b)(1) and 365(f)(2) of the Bankruptcy Code, adequate assurance of future performance of this Lease by Tenant, Trustee or any proposed assignee will require that Tenant, Trustee or the proposed assignee deposit three months of Base Rent and Additional Rent into an escrow fund (to be held by the court or an escrow agent approved by Landlord and the court) as security for such future performance. In addition, if this Lease is to be assigned, adequate assurance of future performance by the proposed assignee shall require that: (i) the assignee have a tangible net worth not less than the net worth of Tenant as of the Commencement Date or that such assignee's performance be unconditionally guaranteed by a person or entity that has a tangible net worth not less than the net worth of Tenant as of the Commencement Date; (ii) the assignee demonstrate that it possesses a history of success in operating a business of similar size and complexity in a similar market as Tenant's business; and (iii) assignee assume in writing all of Tenant's obligations relating to the Premises or this Lease.

(g) If Tenant or Trustee intends to assume and/or assign this Lease, Tenant or Trustee shall provide Landlord with 30 days written notice of the proposed action, separate from and in addition to any notice provided to all creditors. Notice of a proposed assumption shall state the assurance of prompt cure, compensation for loss and assurance of future performance to be provided to Landlord. Notice of a proposed assignment shall state: (i) the name, address, and federal tax identification and registration numbers of the proposed assignee; (ii) all of the terms and conditions of the proposed assignment, and (iii) the assignee's proposed adequate assurance of future performance to be provided to Landlord.

(h) If Tenant is in default under this Lease when the Petition is filed, Landlord shall not be required to provide Tenant or Trustee with services or supplies under this Lease or otherwise before Tenant assumes this Lease, unless Tenant compensates Landlord for such services and supplies in advance.

ARTICLE XV: ASSIGNMENT AND SUBLETTING

15.01 Prohibition. Tenant shall have the right to assign, mortgage, pledge or otherwise transfer or encumber this Lease, in whole or in part, and to sublet, assign, or permit occupancy by any party other than Tenant of all or any part of the Premises, only with the prior written consent of Landlord, which will not be unreasonably withheld or conditioned. Tenant shall at the time the Tenant requests the consent of Landlord, deliver to Landlord such information in writing as Landlord may reasonably require respecting the proposed assignee or subtenant including, without limitation, the name, address, nature of business, ownership, financial responsibility and standing of such proposed assignee or subtenant and Landlord shall have not less than ten (10) business days after receipt of all required information to elect one of the following: (a) consent to such proposed assignment, encumbrance or sublease, or (b) refuse such consent, or (c) elect to terminate this Lease, in the case of a proposed assignment, or, in the event of a cumulative sublease of more than 50% of the Premises, elect to terminate the Lease with respect to the portion of the Premises proposed to be subleased, as applicable. In addition, as a condition to Landlord's consent to any assignment, sublease or encumbrance of this Lease shall be the delivery to Landlord of a true copy of the fully executed instrument of assignment, transfer or encumbrance and an agreement executed by the assignee, sublessee or other transferee in form and substance satisfactory to Landlord and expressly enforceable by Landlord, whereby the assignee assumes and agrees to be bound by the terms and provisions of this Lease and perform all the obligations of Tenant hereunder with respect to the assigned or subleased portion of the Premises. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease, including Tenant's obligation to pay Base Rent and Additional Rent hereunder. Any purported assignment or subletting contrary to the provisions hereof without consent shall be void. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment of subletting. Tenant shall pay Landlord’s reasonable processing costs and attorneys’ fees incurred in reviewing any proposed Assignment or sublease. Notwithstanding anything herein to the contrary, the parties agree that, in addition to other reasonable grounds for withholding consent, it shall be reasonable for Landlord to withhold its consent to any such assignment or sublease if in the event (a) Landlord or its affiliates has existing vacant space in Schnitzer Northcreek (“Master Project”) that could reasonably meet the needs of the proposed assignee or sublessee, and (b) the rent for the proposed assignment or sublease for which Tenant is requesting consent is under market rent by 10% or more, based on rates for recent lease transactions for comparable space in the Master Project and/or the Bothell/Kirkland/Bellevue submarket and/or current asking rates for vacant space in the Master Project and/or the Bothell/Kirkland/Bellevue market. In the event Landlord withholds consent based upon the rental rate being below market pursuant to the preceding sentence, Landlord shall, upon request by Tenant, provide Tenant with substantiation of such market rent determination.

15.02 Excess Rental. If pursuant to any assignment or sublease, Tenant receives rent, either initially or over the Term of the assignment or sublease, in excess of the Rent called for hereunder, or in the case of this sublease of a portion of the Premises in excess of such Rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account, Tenant shall pay to Landlord, as Additional Rent hereunder, fifty percent (50%) of the excess of each such payment of rent received by Tenant after its receipt.

15.03 Scope. The prohibition against assigning or subletting contained in this Article XV shall be construed to include a prohibition against any assignment or subletting by operation of law. If this Lease be assigned, or if the underlying beneficial interest of Tenant is transferred, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved and apportion any excess rent so collected in accordance with the terms of the immediately preceding paragraph, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.

15.04 Waiver. Notwithstanding any assignment or sublease, or any indulgences, waivers or extensions of time granted by Landlord to any assignee or sublessee or failure of Landlord to take action against any assignee or sublease, Tenant hereby agrees that Landlord may, at its option, and upon not less than ten (10) days' notice to Tenant, proceed against Tenant without having taken action against or joined such assignee or sublessee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or sublessee.

15.05 Change in Control. If Tenant is a partnership or limited liability company, a withdrawal of or change in general partners or members, in one or more transfers, owning more than a fifty percent (50%) interest in the partnership, shall constitute a voluntary assignment and shall be subject to the provisions of this Article XV. If the Tenant is a corporation, a transfer of fifty percent (50%) or more of the corporation's stock or assets in one or more transfers to a single party and/or its affiliates, or a change in the control of such company pursuant to a merger, consolidation, sale of assets or otherwise, shall be deemed for the purposes hereof to be an assignment of this Lease, and shall be subject to the provisions of this Article XV.

ARTICLE XVI: ESTOPPEL CERTIFICATE, ATTORNMENT AND SUBORDINATION

16.01 Estoppel Certificates. Within ten (10) business days after request therefor by Landlord, or if on any sale, assignment or hypothecation by Landlord of Landlord's interest in the Property, the Project and/or the Premises, or any part thereof, an estoppel certificate shall be required from Tenant, Tenant shall deliver a certificate in the form attached hereto as Exhibit G, or in such other form as requested by Landlord, to any proposed mortgagee or purchaser, and to Landlord, certifying (if such be the case) that this Lease is in full force and effect, the date of Tenant's most recent payment of Rent, and that Tenant has no defenses or offsets outstanding, or stating those claimed by Tenant, and any other information contained in such Exhibit G or reasonably requested by Landlord or such proposed mortgagee or purchaser. Tenant's failure to deliver said statement within said period shall, at Landlord's option be an Event of Default hereunder and shall in any event be conclusive upon Tenant that: (i) this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) there are no uncured defaults in Landlord's performance and Tenant has no right to offset, counterclaim or deduction against Rent hereunder; and (iii) no more than one period's Base Rent has been paid in advance.

16.02 Attornment. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage or deed of trust made by Landlord, its successors or assigns, encumbering the Building, or any part thereof or in the event of termination of a ground lease, if any, and if so requested, attorn to the purchaser upon such foreclosure or sale or upon any grant of a deed in lieu of foreclosure and recognize such purchaser as Landlord under this Lease; provided, that such purchaser recognizes Tenant's rights under this Lease and agrees not to disturb Tenant's quiet possession of the Premises for so long as Tenant is not in default hereunder.

16.03 Subordination. The rights of Tenant hereunder are and shall be, at the election of any mortgagee or the beneficiary of a deed of trust encumbering the Project (or the portion thereof on which the Building is located) and/or Building, subject and subordinate to the lien of such mortgage or deed of trust, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Project (or the portion thereof on which the Building is located) and/or the Building, and to all advances made or hereafter to be made upon the security thereof. If requested, Tenant agrees to execute such documentation as may be required by Landlord or its lender to further effect the provisions of this Article in the form attached hereto as Exhibit H or in such other form as reasonably requested by Landlord or its Lender.

16.04 Recording. Tenant covenants and agrees with Landlord that Tenant shall not record this Lease or any memorandum thereof without Landlord's prior written consent. Notwithstanding the provisions of Section 16.03, in the event that Landlord or its lender requires this Lease or a memorandum thereof to be recorded in priority to any mortgage, deed of trust or other encumbrance which may now or at any time hereafter affect in whole or in part the Building, the Project (or the portion thereof on which the Building is located), and whether or not any such mortgage, deed of trust or other encumbrance shall affect only the Building, the Project (or the portion thereof on which the Building is located), or shall be a blanket mortgage, deed of trust or encumbrance affecting other premises as well, the Tenant covenants and agrees with Landlord that the Tenant shall execute promptly upon request from Landlord any certificate, priority agreement or other instrument which may from time to time be requested to give effect thereto.

ARTICLE XVII: MISCELLANEOUS

17.01 Notices. All notices required to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or by personal delivery or nationally recognized courier service, to the appropriate address indicated in Section 1.01(b) or Section 1.01(d), as appropriate, at such street address or street addresses (but not more than three such addresses) as either Landlord or Tenant may, from time to time, respectively, designate in a written notice given to the other. Notices shall be deemed sufficiently served upon the earlier of actual receipt or the expiration of three (3) days after the date of mailing thereof.

17.02 Successors Bound. This Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective assignees, subject to the provisions hereof. Whenever in this Lease a reference is made to Landlord, such reference shall be deemed to refer to the person in whom the interest of Landlord shall be vested, and Landlord shall have no obligation hereunder as to any claim arising after the transfer of its interest in the Building. Any successor or assignee of the Tenant who accepts an assignment of the benefit of this Lease and enters into possession or enjoyment hereunder shall thereby assume and agree to perform and be bound by the covenants and conditions thereof. Nothing herein contained shall be deemed in any manner to give a right of assignment without the prior written consent of Landlord pursuant to, or otherwise as provided in, Article XV hereof.

17.03 Waiver. No waiver of any default or breach of any covenant by either party hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the waiver and said waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by either party requiring further consent or approval shall not be deemed to waive or render unnecessary their consent or approval to or of any subsequent similar acts.

17.04 Subdivision and Easements. Landlord reserves the right to: (a) subdivide the Project; (b) alter the boundaries of the Project; and (c) grant easements on the Project and dedicate for public use portions thereof; provided, however, that no such grant or dedication shall materially interfere with Tenant's use of the Premises. Tenant hereby consents to such subdivision, boundary revision, and/or grant or dedication of easements and agrees from time to time, at Landlord's request and expense, to execute, acknowledge and deliver to Landlord, in accordance with Landlord's instructions, any and all documents, instruments, maps or plats necessary to effectuate Tenant's consent thereto.

17.05 Landlord's Reserved Rights in Common Areas. Landlord reserves the right from time to time, provided that Tenant's use and enjoyment of the Premises is not materially and adversely affected thereby, to: (a) install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduit, wires and appurtenant meters in the Building which are so located or located elsewhere outside the Building; (b) make changes to the Common Areas and/or the parking facilities located thereon, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways; (c) close temporarily all or any portion of the Common Areas and/or the Building in order to perform any of the foregoing or any of Landlord's obligations under this Lease, so long as reasonable access to the Building remains available during normal business hours; and (d) alter, relocate or expand, and/or to add additional structures and improvements to, or remove same from, all or any portion of the Common Areas or other portions of the Project. Landlord shall, to the extent possible, give Tenant at least five (5) business days prior advanced notice of any such alterations, closures, relocations or other work which would be reasonably anticipated to cause any interference with Tenant’s access to or use of the Premises.

17.06 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

17.07 Limitation of Landlord's Liability. The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers, members, employees or shareholders of Landlord or its partners, and Tenant shall look solely to the Building, and the rents and profits therefrom, for satisfaction of any liability in respect of this Lease and will not seek recourse against the individual partners, directors, officers, members, employees or shareholders of Landlord or its partners or any of their personal assets for such satisfaction.

17.08 Survival. The obligations and liabilities of each party which are incurred or accrue prior to the expiration of this Lease or the termination of this Lease or of Tenant’s right of possession shall survive such expiration or termination, as shall all provisions by which a party is to provide defense and indemnity to the other party, all provisions waiving or limiting the liability of Landlord, and all attorneys’ fees provisions.

17.09 Attorneys' Fees. In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease or in the event suit is brought for the recovery of any Rent due under this Lease or the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord and/or eviction of Tenant during the Term of this Lease, or after the expiration thereof, the substantially prevailing party will be entitled to a reasonable sum for attorneys' fees, witness fees and other court costs, both at trial and on appeal.

17.10 Captions and Article Numbers. The captions, article, paragraph and Section numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent or such Sections or articles of this Lease nor in any way affect this Lease.

17.11 Severability. If any Term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Lease, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

17.12 Applicable Law. This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the state in which the Building is located.

17.13 Submission of Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of or option for leasing the Premises. This document shall become effective and binding only upon execution and delivery hereof by Landlord and Tenant. No act or omission of any officer, employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

17.14 Holding Over. Should Tenant, or any of its successors in interest, hold over the Premises or any part thereof after the expiration or earlier termination of this Lease without Landlord's prior written consent, such holding over shall constitute and be construed as tenancy at sufferance only, at a monthly rent equal to one hundred fifty percent (150%) of the Base Rent owed during the final month of the Term of this Lease and otherwise upon the terms and conditions in the Lease, so far as applicable. Should Tenant, or any of its successors in interest, hold over the Premises or any part thereof after the expiration or earlier termination of this Lease with Landlord's prior written consent, such holding over shall constitute and be construed as a tenancy from month to month only, at a fair market monthly rent as agreed by Landlord and Tenant and otherwise upon the terms and conditions of this Lease, so far as applicable. The acceptance by Landlord of Rent after such expiration or early termination shall not result in a renewal or extension of this Lease. The foregoing provisions of this Section 17.14 are in addition to and do not affect Landlord's right of re-entry or any other rights of Landlord hereunder or as otherwise provided by law. If Tenant fails to surrender the Premises on the expiration of this Lease and/or to remove all Tenant's fixture and/or personal property pursuant to Section 9.01 hereof, Tenant shall indemnify and hold Landlord harmless for, from and against all claims, damages, loss or liability, including without limitation, any claim made by any succeeding tenant resulting from such failure to surrender by Tenant and any attorneys' fees and costs incurred by Landlord with respect to any such claim.

17.15 Rules and Regulations. At all times during the Term, Tenant shall comply with Rules and Regulations for the Building and the Project, as set forth in Exhibit H attached hereto, together with such amendments thereto as Landlord may from time to time reasonably adopt and enforce in a non-discriminatory fashion.

17.16 Parking. Unless Tenant is in default hereunder, Tenant shall be entitled to the number of unreserved vehicle parking spaces designated in Section 1.01(q) hereof for the non-exclusive use of Tenant, its employees, visitors and customers. All parking spaces shall be available for the common use of the tenants, subtenants and invitees of the Project on a non-exclusive basis, subject to any reasonable restrictions from time to time imposed by Landlord. Tenant shall not use or permit its officers, employees or invitees to use more than the number of spaces designated in Section 1.01(q) or any spaces which have been specifically reserved by Landlord to other tenants or for such other uses as have been designated by appropriate governmental entities as being restricted to certain uses. Tenant shall at all times comply and cause its officers, employees and invitees to comply with any parking Rules and Regulations as Landlord may from time to time reasonably adopt.

17.17 No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disrupt any other tenant or Landlord in its operation of the Building or Project.

17.18 Broker; Agency Disclosure.

(a) Each of Tenant and Landlord warrant that it has had no discussions, negotiations and/or other dealings with any real estate broker or agent in connection with the negotiation of this Lease other than the Broker(s) identified in Section 1.01(r) ("Brokers"), and that it knows of no other real estate broker or agent who is or may be entitled to any commission or finder's fee in connection with this Lease. Landlord shall pay Brokers a commission pursuant to separate agreements. Brokers shall be obligated to pay any co-brokers a portion of the commission received by such Broker. Each Tenant and Landlord agrees to indemnify the other and hold the other harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, attorneys' fees and costs) with respect to any leasing commission or equivalent compensation alleged to be owing on account of such party's discussions, negotiations and/or dealings with any real estate broker or agent. This Section 17.18 is not intended to benefit any third parties and shall not be deemed to give any rights to brokers or finders. No commission(s) or finders fee(s) shall be paid to Tenant, employee(s) of Tenant or any unlicensed representative of Tenant.

17.19 Landlord's Right to Perform. Upon Tenant's failure to perform any obligation of Tenant hereunder after notice from Landlord pursuant to Section 13.01 above (if notice is required pursuant to Section 13.01 above), including without limitation, the Tenant’s failure to pay Tenant's insurance premiums, charges of contractors who have supplied materials or labor to the Premises, etc., Landlord shall have the right to perform such obligation of Tenant on behalf of Tenant and/or to make payment on behalf of Tenant to such parties. Tenant shall reimburse Landlord the reasonable cost of Landlord's performing such obligation on Tenant's behalf, including reimbursement of any amounts that may be expended by Landlord, plus interest at the Default Rate, as Additional Rent.

17.20 Assignment by Landlord. In the event of a sale, conveyance, or other transfer by Landlord of the Building, the Project, or portion thereof on which the Building is located, or the Project or in the event of an assignment of this Lease by Landlord, the same shall operate to release Landlord from any further liability upon any of the covenants or conditions, express or implied, herein contained on the part of Landlord, and from any and all further liability, obligations, costs and expenses, demands, causes of action, claims or judgments arising out of this Lease from and after the effective date of said release. In such event, Tenant agrees to look solely to the successor in interest of transferor. If any Security Deposit is given by Tenant to secure performance of Tenant's covenants hereunder, Landlord may transfer such Security Deposit to any purchaser and thereupon Landlord shall be discharged from any further liability in reference thereto. Notwithstanding anything in this Lease to the contrary, however, (i) in no event shall Landlord’s lender, who may have succeeded to the interest of Landlord by foreclosure, deed in lieu of foreclosure, or any other means, have any liability for any obligation of Landlord to protect, defend, indemnify or hold harmless Tenant or any other person or entity except for those matters arising from the lender’s breach of the terms of this Lease after the date of such foreclosure, deed in lieu of foreclosure or any other means, and (ii) such succeeding lender shall have no liability for any representations or warranties of the Landlord contained herein except for those matters arising from the lender’s breach of the terms of this Lease after the date of such foreclosure, deed in lieu of foreclosure or any other means.

17.21 Entire Agreement. This Lease sets forth all covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Building and the Project, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than as are herein set forth. No subsequent alteration, amendment, change or addition to the Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.

17.22 Financial Covenants. At Landlord’s request, Tenant shall provide Landlord with current annual audited financial statements and quarterly unaudited financial statements (all such statements shall be prepared in compliance with GAAP standards) setting forth Tenant’s financial condition. Notwithstanding anything to the contrary set forth herein, Tenant shall not be obligated to comply with the foregoing sentence so long as, (a) Tenant is a publicly held entity and (b) Tenant’s financial information is readily available in the public domain.

17.23 Consents. Whenever the approval or consent of Landlord or Tenant is required under the terms of this Lease, such consent shall not be unreasonably withheld or delayed unless a different standard of approval is specifically set forth in the particular Section containing that particular consent requirement.

17.24 Conditions. Landlord’s obligations under this Lease are conditioned upon approval of this Lease by Landlord’s board of directors on or before August 1, 2005. In the event the above condition is not met or waived by the specified date, this Lease shall terminate at the election of Landlord, in which event neither party shall have any further rights or obligations hereunder.

17.25 Exhibits. Exhibits A through I are attached to this Lease after the signatures and by this reference incorporated herein.

17.26 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution and delivery to both Landlord and Tenant.

17.27 Time. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

17.28 Prior Agreement or Amendment. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in the Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

17.29 Independently Provided Services.

(a) This Lease is entirely separate and distinct from and independent of any and all agreements that Tenant may at any time enter into with any third party for the provision of services, which include, but are not limited to, telecommunications, office automation, repair, maintenance services, computer, and photocopying (“Independent Services”). Tenant acknowledges that Landlord has no obligation of any type concerning the provision of Independent Services, and agrees that any cessation or interruption of Independent Services or any other act or neglect by the third party providing the Independent Services shall not constitute a default or constructive eviction by Landlord.

(b) Tenant agrees, except to the extent of the negligence of Landlord, its partners, employees, agents and/or assigns, to hold harmless and defend Landlord, its partners, employees, agents and assigns from any claim Tenant may have arising in any way out of the provision (or lack thereof) of the Independent Services which Tenant has contracted to receive from the third parties.

17.30 Authority to Bind Landlord. The individuals signing this Lease on behalf of Landlord hereby represent and warrant that they are empowered and duly authorized to bind Landlord to this Lease.

17.31 Authority to Bind Tenant. The individuals signing this Lease on behalf of Tenant hereby represent and warrant that they are empowered and duly authorized to bind Tenant to this Lease. If Tenant is a corporation, limited liability company or limited or general partnership, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant, in accordance with a duly adopted resolution or consents of all appropriate persons or entities required therefor and in accordance with the formation documents of tenant, and that this Lease is binding upon Tenant in accordance with its terms. Simultaneously with execution of this Lease, Tenant shall deliver to Landlord a copy of the appropriate resolution or consent, certified by an appropriate officer, partner or manager of Tenant, authorizing or ratifying the execution of this Lease.

17.32 No Usury. No interest charged, or chargeable by Landlord under this Lease (including but not limited to the interest chargeable under Section 5.03 and/or any late charge, fee or other sum charged or withheld by Landlord and which is deemed to be interest) shall exceed the maximum amount of interest permitted by any applicable law. If any such interest, fee or charge would exceed such maximum, then such interest, fee or charge shall be automatically reduced to the maximum amount allowed by law and any sums already collected in excess of such maximum amount shall be refunded by Landlord in cash or by granting Tenant a credit in the applicable amount which credit shall be applied against the next Base Rent coming due.

17.33 Interpretation. The parties hereto specifically acknowledge and agree that the terms of this Lease have been mutually negotiated and the parties hereby specifically waive the rule or principle of contract construction which provides that any ambiguity in any term or provision of a contract will be interpreted or resolved against the party which drafted such term or provision.

17.34 Excused Delays. Except as otherwise set forth in this Section 17.34, neither party shall have liability to the other on account of the following acts (each of which is an “Excused Delay” and jointly all of which are “Excused Delays”)” which shall include: (a) the inability to fulfill, or delay in fulfilling, any obligations under this Lease by reason of strike, lockout, other labor trouble, dispute or disturbance; (b) governmental regulation, moratorium, action, preemption or priorities or other controls; (c) shortages of fuel, supplies or labor; (d) any failure or defect in the supply, quantity or character of electricity or water furnished to the Premises by reason of any requirement, act or omission of the public utility or others furnishing the Building with electricity or water; or (e) for any other reason, whether similar or dissimilar to the above, or for act of God beyond a party’s reasonable control. If this Lease specifies a time period for performance of an obligation of a party, that time period shall be extended by the period of any delay in the party’s performance caused by any of the events of Excused Delay described herein; provided, that notwithstanding anything to the contrary above, no payment of money (whether as Base Rent, Tenant’s Share of Operating Expenses, or any other payment due under this Lease) shall be postponed, delayed or forgiven by reason of any of the foregoing events of Excused Delay.

17.35 Roof Rights.

(a) General. Tenant shall have the right, at Tenant’s sole cost, to use a portion of the roof of the Building for the installation, maintenance, repair and replacement of one or more satellite dish(s) or antenna(e) and related equipment, including but not limited to computer wires, cables and related devices (collectively, the "Antenna Equipment") which is used in or serving the Premises. The size, quantity, location, design, screening and weight of such Antenna Equipment shall be approved by Landlord, which approval shall not be unreasonably withheld and as required by the any governmental authority having jurisdiction thereof. Any request for consent hereunder shall contain detailed plans, drawings and specifications identifying all work to be performed, the time schedule for completion of the work, the identity of the entity that will provide service to the Antenna Equipment and the identity of the entity that will perform the proposed work (which entity shall be subject to Landlord's reasonable approval, and such approval shall be deemed granted if not denied within ten (10) business days following written request). Landlord shall have ten (10) business days in which to evaluate the request after it is submitted by Tenant, and failure to deny such request with such ten (10) day business period shall be deemed consent. The Landlord shall have the right to grant others the right to use the roof of the Building so long as such use does not materially and adversely affect the rights of the Tenant.

(b) No Warranty. Landlord's approval of, or requirements concerning, the Antenna Equipment or any equipment related thereto, the plans, specifications or designs related thereto, the contractor or subcontractor, or the work performed hereunder, shall not be deemed a warranty as to the adequacy thereof, and Landlord hereby disclaims any responsibility or liability for the same. Landlord disclaims all responsibility for the condition or utility of the intra-building network cabling ("INC"), if any, and makes no representation regarding the suitability of the INC for Tenant's intended use.

(c) Tenant’s Obligations. If Landlord consents to Tenant's proposal, Tenant shall (i) pay all costs in connection therewith (including all costs related to new Antenna Equipment); (ii) undertake and all work related to the particular proposal, and the installation, maintenance, repair and replacement of the Antenna Equipment throughout the Lease Term, and the removal of the Antenna Equipment at the expiration, or earlier termination, of the Lease in a good and workmanlike manner at Tenant’s sole cost and expense without liens; (iii) use, maintain and operate the Antenna Equipment and related equipment in accordance with and subject to all laws governing the Antenna Equipment; (iv) repair and restore the roof (including structural and non-structural portions thereof) and the roof membrane which are damaged or penetrated in the installation, maintenance, repair, replacement or removal of the Antenna Equipment; and (v) not use or operate any Antenna Equipment which unreasonably interferes with the satellite dish or antenna reception of any other party using the roof of the Building. Tenant shall be responsible to cause (I) Tenant's contractor to comply with the provisions of this Section and Landlord's reasonable requirements governing any work performed; (II) Tenant's contractor to provide all reasonable insurance required by Landlord; (III) any work performed to comply with all applicable statutes, ordinances and governmental rules and regulation; and (IV) "as-built" drawings to be delivered to the Landlord promptly upon completion of any work. The Tenant shall contract with, and use, the Landlord’s roof contractor (or a roof contactor approved by Landlord if Landlord has no roof contractor) with respect to all work relating to the roof, including but not limited to roof penetrations. All contractors used for the installation, maintenance, repair, replacement and/or removal of the Antenna Equipment must be approved by Landlord in advance.

(d) No Landlord Liability. Except to the extent arising from causes within the reasonable control of Landlord or Landlord's agents, contractors or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant's use of any Antenna Equipment will be free from the following (collectively called "Line Problems"): (A) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, or replacement, use or removal of communications equipment by or for other tenants or occupants at the Shopping Center and/or Building, by any failure of the environmental conditions or the power supply for the Shopping Center and/or Building to conform to any requirement of the Antenna Equipment or any associated equipment, or any other problems associated with any Antenna Equipment by any other cause; (B) any failure of any Antenna Equipment to satisfy Tenant's requirements; or (C) any eavesdropping or wire-tapping by unauthorized parties. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant's obligations under this Lease.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

"Landlord"		"Tenant"

S/I NORTH CREEK III, LLC		LUMERA CORPORATION

By:	/s/ Michael C. Nelson	By:	/s/ Thomas D. Mino
Its:	Senior Investment Director	Its:	Chief Executive Officer